AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 2004

                                                      REGISTRATION NO. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   -------------------------------------------

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   -------------------------------------------


                              SONOMA COLLEGE, INC.
     ----------------------------------------------------------------------
                 (Name of small business issuer in its charter)


        CALIFORNIA                    8200                      68-0290784
-------------------------   -------------------------     ----------------------
(State or jurisdiction of      (Primary Standard            (I.R.S. Employer
    incorporation or        Industrial Classification     Identification Number)
      organization)              Code Number)





                              SONOMA COLLEGE, INC.
                             1304 SOUTH POINT BLVD.
                                    SUITE 280
                               PETALUMA, CA 94954
                                 (707) 283-0800

     ----------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


         COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO
                     AGENT FOR SERVICE, SHOULD BE SENT TO:

                                CHARLES D. NEWMAN
                             CHIEF EXECUTIVE OFFICER
                             1304 SOUTH POINT BLVD.
                                    SUITE 280
                               PETALUMA, CA 94954
                                 (707) 283-0800
            (Name, address and telephone number of agent for service)
                                 WITH A COPY TO:

                            STEPHEN J. CZARNIK, ESQ.
                               COHEN & CZARNIK LLP
                        641 LEXINGTON, AVENUE, 19TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 888-7717

            --------------------------------------------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: | |

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |



                                               CALCULATION OF REGISTRATION FEE

====================================================================================================================================
        Title of Each                Dollar Amount            Proposed Maximum              Proposed          Amount of Registration
     Class of Securities            To Be Registered           Offering Price          Maximum Aggregate                Fee
       To Be Registered                                          Per Share               Offering Price
------------------------------------------------------------------------------------------------------------------------------------
         Common Stock                  $6,187,272                  $1.00                   $6,187,272                    $793.20
 $0.0001 par value per share
====================================================================================================================================


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2004

                                   PROSPECTUS

                                6,187,272 SHARES

                              SONOMA COLLEGE, INC.

                                  COMMON STOCK

         This is an offering of a total of 6,187,272 shares of our common stock by the individuals who are named under the caption "Selling Stockholders." We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

         Prior to this offering there has been no public market for our common stock. We anticipate that our common stock will trade on the over-the-counter electronic bulletin board under the symbol "_____."

         The selling stockholders may offer and sell the shares of common stock from time to time directly, or through underwriters, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Plan of Distribution" for a discussion of the methods of sale, which the selling stockholders or their pledgees, donees or transferees may use to offer and sell the shares.

         We will bear all expenses in connection with the registration and sales of the shares of common stock being offered by the selling stockholders, other than any underwriting discounts and selling commissions.

                             ----------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
       REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           HAS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

       We have retained no underwriters in connection with this offering.

                             -----------------------

                The date of this prospectus is November 22, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................    3
Risk Factors...............................................................    4
Forward-Looking Statements.................................................   12
Use of Proceeds............................................................   12
Determination of Offering Price............................................   13
Dilution...................................................................   13
Selling Security Holders...................................................   14
Plan of Distribution.......................................................   16
Legal Proceedings..........................................................   17
Directors, Officers, Promoters and Control Persons.........................   17
Security Ownership of Beneficial Owners and Management.....................   20
Description of Securities..................................................   21
Interests of Named Experts and Counsel.....................................   22
Description of Business....................................................   22
Management's Discussion and Analysis of Financial Condition and
  Plan of Operations.......................................................   42
Description of Property....................................................   45
Certain Relationships and Related Transactions.............................   45
Market for Common Equity and Related Stockholder Matters...................   46
Executive Compensation.....................................................   49
Legal Matters..............................................................   51
Securities Act Indemnification Disclosure..................................   51
Experts....................................................................   51
Transfer Agent.............................................................   51
Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure.................................................   51
Index to Financial Statements..............................................  F-1

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK.

                                   OUR COMPANY

         We own and operate Sonoma College, Inc. (formerly Western Institute of Science and Health), a private for-profit post-secondary career preparation college that offers associate degrees, certificates, and continuing education in the allied health and homeland security disciplines. Sonoma College serves both full-time and part-time students offering daytime, evening, and Saturday classroom schedules "blended" with Internet classes. Portions of Sonoma College's academic programs are offered online in an advanced college Internet learning management system and the balance of the curricula is offered in standard residential college classrooms or in off-site residential clinic externships. This integrated pedagogy provides state-of-the-art education with multiple learning options for students who require flexibility when scheduling the timing and duration of their studies.

         Sonoma College was founded in 1992 in Rohnert Park, California and is nationally accredited by the Accrediting Bureau of Health Education Schools (ABHES), an accrediting agency recognized by the United States Department of Education (ED). Sonoma College is also approved by the Higher Education Division of the California Bureau of Private Post-Secondary Vocational Education (BPPVE). Sonoma College currently has a student population of approximately 245 degree and certificate students enrolled in its programs. Since it's founding in 1992, Sonoma College has graduated over 550 students.

                              CORPORATE INFORMATION

         We are a California corporation. Our principal executive offices are located at 1304 South Point Boulevard., Suite 280, Petaluma, CA 94954, our telephone number is (707) 283-0800, and our Internet website is WWW.SONOMACOLLEGE.COM. The information contained on our website is not part of this prospectus.

                                  THE OFFERING

         The selling stockholders are registering for resale 6,187,272 shares of our common stock, which they currently own.

Price per share offered*                                       $1.00

Securities offered by selling stockholders................      6,187,272 shares

Common stock outstanding before the offering..............     63,354,217 shares

Common stock to be outstanding after the offering.........     63,354,217 shares

Proposed symbol for common stock..........................     ______

              *Estimated solely for the purposes of calculating the
                     registration fee pursuant to Rule 457.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY HARMED.

                          RISKS RELATED TO OUR BUSINESS

FAILURE TO COMPLY WITH EXTENSIVE REGULATIONS AND U.S. FINANCIAL AID REQUIREMENTS COULD HAVE A MATERIAL EFFECT ON OUR BUSINESS.

         We and our college are subject to extensive law and regulations by federal and state government agencies and accrediting bodies, including the Higher Education Act of 1965, as amended ("HEA"), and the regulations promulgated thereunder by the Department of Education ("ED"). To participate in various federal financial student aid programs under Title IV of the HEA ("Title IV Programs") an institution must comply with the standards under the HEA and its implementing regulations. These standards and regulations require, among other things, that in order to be eligible for funds from Title IV Programs, we must: 1) undertake steps to attempt to assure that the students at our college do not default on payments to ED funded student loans (when the loans are federally guaranteed) at a rate of 25% or more for three consecutive years; 2) limit the proportion of our institution's net revenues that is derived from the Title IV Programs to less than 90%; 3) adhere to certain financial responsibility and administrative capability standards; 4) reestablish our eligibility for funds from Title IV Programs if our institution or its parent corporation engages in certain types of transactions that would result in a change in ownership and control of our institution or corporation; 5) prohibit the payment of certain incentives to personnel engaged in student recruiting and admissions activities related to educational programs eligible for Title IV Program funds other than the "safe harbors" allowed under the law; 6) achieve stringent graduate completion and placement outcomes, and; 7) ensure that our telecommunications courses constitute less than 50% of the courses offered by our college.

         Under the rule limiting the amount of net revenues that may be derived from Title IV Programs, commonly referred to as the "90/10 Rule," an institution would be disqualified from participation in Title IV Programs if more than 90% of its net revenues (on a cash basis) in any fiscal year is derived from the Title IV Programs. Since the introduction of this requirement in 1995, our college has not derived more than 90% of its net revenue (on a cash basis) from the Title IV Programs for any fiscal year. For fiscal 2004, the amount of net revenues derived from the Title IV Programs by our college was 67.4%, which includes all forms of funds from Title IV Programs and excludes Program Revenues
- related party.

         The law, regulations, standards, policies, and approvals of the accrediting agencies and state education regulatory bodies frequently change, and changes in, or new interpretations of, applicable laws, regulations, standards, policies, or approvals could have a material adverse effect on our college's accreditation, authorization to operate in various states, permissible activities, receipt of funds under the Title IV Programs, or costs of doing business. If we fail to maintain or renew any required regulatory approvals, accreditations, or authorizations, this would have a material adverse effect on our business, results of operations, and financial condition.

         Our failure to comply with any applicable federal, state, or accrediting agency requirements could result in financial penalties and the limitation, suspension, or termination of our ability to participate in the Title IV Programs and/or the loss of state licensure or accreditation. Any such event could have a material adverse effect on our business, results of operations, or financial condition.

SUBSTANTIAL DEPENDENCE ON STUDENT FINANCIAL AID; POTENTIAL ADVERSE EFFECTS OF REGULATION

         Students attending Sonoma College finance their education through a combination of individual resources (including earnings from full or part-time employment), government-sponsored financial aid and other sources, including family contributions. 59% of the students at our institute receive some form of government-sponsored (federal or state) financial aid in 2004. For the 2004 award year (i.e., July 1, 2003 to June 30, 2004), 67.4% of our net tuition revenue (on a cash basis) was derived from some form of such government-sponsored financial aid received by the students enrolled in our college. A reduction in government funding levels could lead to lower enrollments at the college and require us to seek alternative sources of financial aid for our students. If student enrollments are lowered or such alternative sources cannot be arranged, our business, results of operations, and financial condition would be materially and adversely affected.

RISK THAT LEGISLATIVE ACTION WILL REDUCE FINANCIAL AID FUNDING OR INCREASE REGULATORY BURDEN

         Congress regularly reviews and revises the laws governing the Federal Student Aid (FSA) programs and annually determines the funding level for each of these programs. Congress must reauthorize HEA approximately every six years. It is not possible to predict the outcome of the congressional reauthorization process. Although there is no present indication that the Congress will decline to reauthorize Title IV Programs, there can be no assurance that government funding for Title IV Programs will continue to be available or maintained at current levels. A reduction in government funding levels could lead to lower enrollments at our college and require us to seek alternative sources of financial aid for students enrolled in our college. Since a significant percentage of our revenue is indirectly derived from Title IV Programs, the loss of or a significant reduction in funds from Title IV Programs funds available to students at our college would have a material adverse effect on our business, results of operations, and financial condition.

         In addition, there can be no assurance that current requirements for student and institutional participation in Title IV Programs will not change or that one or more of the present Title IV Programs will not be replaced by other programs with materially different student or institutional eligibility requirements. If we cannot comply with the provisions of the HEA, as revised during a congressional reauthorization process, or if the cost of such compliance is excessive, our business, results of operations and financial condition would be materially adversely affected.

POTENTIAL LOSS OF STUDENT FINANCIAL AID IN THE EVENT OF FAILURE TO MEET FINANCIAL RESPONSIBILITY STANDARDS

         To participate in Title IV Programs, an institution must satisfy specific standards of financial responsibility. Under the law and regulations, ED calculates three financial ratios for an institution: an equity ratio, a primary reserve ratio, and a net income ratio. Each of these ratios is scored separately and then combined into a composite score to determine the institution's financial responsibility. Once a composite score is calculated, it is measured along a common scale from negative 1.0 to a positive 3.0. If an institution's composite score is above positive 1.5, it may continue its participation in Title IV Programs without ED oversight. If the composite score is between 1.0 and 1.4, an institution is considered financially responsible but additional ED oversight is required. For fiscal 2004, our college's financial composite ratio was 1.6 and therefore exceeded this requirement and the college is eligible to participate in the federal student financial aid programs without ED oversight. There can be no assurance, however, that we will continue to satisfy the numeric standards for financial responsibility in the future. An institution that is determined by ED not to meet any one of the standards of financial responsibility is nonetheless entitled to participate in Title IV Programs if it can demonstrate that it is financially responsible on an alternative basis. An institution may do so by posting an irrevocable letter of credit in favor of ED. Since participating in Title IV Programs, Sonoma College's composite score has been above 1.5 and we have not been required to post a letter of credit in favor of ED.

POTENTIAL LOSS OF STUDENT FINANCIAL AID IN THE EVENT OF HIGH STUDENT LOAN DEFAULT RATES

         We are substantially dependent on our college's continued participation in the Federal Student Aid (FSA) programs, under Title IV Programs. Of our net tuition revenue (on a cash basis) for the 2004 award year (July 1, 2002 to June 30, 2003), federally guaranteed or funded student loans represented 53.5%, Federal PELL grants represented 12.6%, and Federal Supplemental Educational Opportunity Grants represented 1.2% of our net tuition revenue (on a cash basis). An institution could lose its eligibility to participate in some or all of Title IV Programs if the rate of defaults of its students on the repayment of their federally guaranteed or funded student loans (the "cohort default rate") exceeds specified rates for specified periods of time. If an institution has cohort default rates of 25% or greater for three consecutive federal fiscal years, that institution will no longer be eligible to participate in the Federal Family Education Loan ("FFEL") programs for the remainder of the federal fiscal year in which the determination of ineligibility is made and for the two subsequent federal fiscal years. If an institution's cohort default rate equals or exceeds 25% in any one of the three most recent federal fiscal years, ED may place that institution on "provisional certification" status for up to four years. Although provisional certification does not limit an institution's access to funds from Title IV Programs, it does subject that institution to closer review by ED.

         Student default rates are determined by the number of students in repayment, not the amount of dollars in repayment.

         An institution whose cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all of Title IV Programs limited, suspended, or terminated by ED. The limitation, loss of, or a significant reduction in Title IV Program funds available to students at our college would have a material adverse effect on our business, results of operations, and financial condition.

         For the Fiscal Years 2001, 2000, and 1999, the college's cohort default rates were 5.6%, 0.0%, and 0.0%, respectively. The next fiscal year cohort default rate for our college is issued by ED in the fall of 2004.

IF STUDENTS FAIL TO PAY THEIR OUTSTANDING BALANCES, OUR BUSINESS WILL BE HARMED

         We offer a payment plan to help students pay that portion of their education expense not covered by financial aid programs. The plan requires the student to pay this amount in full by the end of the semester in which he or she is enrolled in a program. These balances are unsecured and not guaranteed. Losses related to unpaid student balances in excess of the amounts we have reserved for bad debts could have a material adverse effect on our business.

POTENTIAL ADVERSE CONSEQUENCES IN THE EVENT OF A FAILURE TO MAINTAIN STATE LICENSES OR AUTHORIZATIONS

         An institution that awards degrees and certificates and wishes to participate in Title IV Programs, must be licensed or authorized to offer its programs of instruction by the relevant agencies of the state in which it is located. Requirements for licensing and authorization vary substantially among the states. Typically, state laws require that an institution demonstrate that it has the personnel, resources, and facilities appropriate to conduct its instructional programs. Our college is licensed or approved by the relevant agencies of the State of California. If our college were to lose its state license or its authorizations, it would lose its eligibility to participate in federal Title IV Programs and would be required to discontinue operations. The loss by our college or its campuses of its state licenses or authorizations would have a material adverse effect on our business, results of operations, and financial condition. Our college is currently approved to operate by the California Bureau of Private Post-Secondary Vocational Education (BPPVE) through December 31, 2007.

POTENTIAL ADVERSE CONSEQUENCES IN THE EVENT OF A FAILURE TO MAINTAIN ACCREDITATIONS

         We believe that the accreditation of our college is an important factor in our students' decisions to enroll in our college. Any failure to maintain accreditation could have a material adverse effect on our ability to attract and retain qualified students. In addition, in order to participate in Title IV Programs, an institution must be accredited by an accrediting agency recognized by ED. Accreditation is a process for the granting of approval by an official review board to educational institutions, and programs offered by those institutions, to show that such educational institution or program(s) has met a recognized standard of quality. In the United States, accreditation is primarily a voluntary non-governmental process by which educational institutions submit themselves to qualitative review by an organization of peer institutions. Our college is accredited by the Accrediting Bureau of Health Education Schools (ABHES), an accrediting agency recognized by ED. Under the HEA, recognized accrediting agencies such as ABHES must conduct regular inspections and reviews of the institutions they accredit, including unannounced site visits to institutions that perform career oriented education and training. Any failure to maintain our college's accreditations would have a material adverse effect on our business, results of operations and financial condition. We are currently accredited by ABHES through December 31, 2008.

Our Physical Therapist Assistant Program is accredited by the American Physical Therapy Association's Commission on Accreditation in Physical Therapy Education (CAPTE). If the college were to lose this accreditation, it would have a material adverse effect on our PTA enrollments.

POTENTIAL ADVERSE REGULATORY CONSEQUENCES IN THE EVENT OF A CHANGE OF OWNERSHIP OR CONTROL

         Under the HEA and its implementing regulations, a "change of ownership" resulting in a "change in control" would occur upon the transfer of a controlling interest in the voting stock of an institution or such institution's parent corporation. An institution's "change of ownership" that results in a "change of control," as defined in the HEA and applicable regulations, results in that institution becoming ineligible to participate in Title IV Programs until it has applied for and received recertification from ED. The change of control must be approved by ED before an institution is recertified to participate in Title IV Programs. A change of ownership and control also could require an institution to reaffirm its state authorization and accreditation.

         With respect to a publicly-traded corporation, which we will be following consummation of this Offering, a change of ownership resulting in a change in control occurs when there is an event that would obligate that corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission (the "Commission") disclosing a change of control.

         We believe that this Offering will not constitute a change of ownership resulting in a change in control under the HEA or ED regulations or law. However, if the Offering were determined to constitute a change of ownership resulting in a change in control under state or accrediting agency standards, the Company would be required to reestablish the state authorization and accreditation of each of our affected U.S. campuses. Based upon its review of applicable state and accrediting agency standards, we do not believe that the Offering will constitute a change of ownership resulting in a change of control for state authorization or accreditation purposes.

         Once we are deemed to be publicly traded, the potential adverse implications of a change of ownership resulting in a change in control could influence future decisions by us and our shareholders regarding the sale, purchase, transfer, issuance, or redemption of our capital stock.

OUR BUSINESS IS SUBJECT TO SEASONAL FLUCTUATIONS, WHICH MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE FROM QUARTER TO QUARTER. THIS MAY RESULT IN VOLATILITY OR ADVERSELY AFFECT OUR STOCK PRICE

         We experience, and we expect to continue to experience, seasonal fluctuations in our revenue because the markets in which we operate tend to be seasonal, varying according to the enrollment periods throughout the year. These fluctuations could result in volatility adversely affecting our stock price. In addition, as our revenue grows, these seasonal fluctuations may become more evident. We typically generate the lowest portion of our net revenue in the first fiscal quarter due to lower student enrollments during the summer months at our college, while our expenses remain relatively constant over the course of a year. We expect that this seasonal trend will continue.

OUR QUARTERLY REVENUE AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

         Our quarterly revenue and operating results may not meet expectations of public market analysts or investors, which could cause our stock price to decline. We believe that quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict the future performance of our stock price.

OUR FAILURE TO DEVELOP OUR ONLINE BUSINESS AND DISTANCE EDUCATION PROGRAM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         We must seek approval for expansion of our distance education offerings from our accrediting agency (i.e., ABHES) and from the State of California (i.e., BPPVE). We intend to continue to expand our online distance education courses and programs. This will require additional resources and personnel, including additional faculty and staff to support this anticipated growth. This anticipated growth may place a significant strain on our financial and operational resources. The continued development and marketing of the online programs offered by our college are critical to the continued acceptance and growth of our distance education programs. If we are unable to continue to develop our online distance education programs, this could limit enrollments and this would have a material adverse effect on our business, results of operations, and financial condition.

         Our online distance education programs' success depends in part on our ability to expand the content of programs, develop new programs in a cost-effective manner, and meet students' educational needs in a substantive and timely manner. The expansion of our existing online distance education programs and the development of new programs may not be accepted by our students or the online education market. This could adversely affect our enrollment growth.

OUR NETWORK INFRASTRUCTURE AND COMPUTER SYSTEMS MIGHT FAIL

         The continuing and uninterrupted performance of our network infrastructure and computer systems is critical to the success of our online and distance education programs. Any system failure that causes interruptions in our ability to provide our online distance education programs could reduce customer satisfaction and, if sustained or repeated, would reduce our ability to attract and retain students.

         An increase in the number of online students using our computer servers could strain the capacity of our network infrastructure, which could lead to slower response times or system failures. We contract with an outside vendor specialist in providing technical support to distance education providers. The performance of this contractor cannot be guaranteed and certain system errors or failures or demand changes could occur, which could cause our computer networks to be unavailable. Individual, sustained, or repeated occurrences could significantly damage our reputation of our online distance education programs and result in a loss of potential or existing students.

         Additionally, our computer systems and networks are vulnerable to interruption or malfunction due to events beyond our control including natural or man-made disasters and telecommunications failures. Any interruption to the computer systems and networks of our vendor would disrupt our online distance education programs. Any interruption to our computer systems or networkscould have a material adverse effect on our ability to attract and retain students.

         Our computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses, and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Due to the sensitive nature of the information contained on our networks, such as students' grades, our networks may be targeted by hackers. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

REGULATORY AGENCIES OR THIRD PARTIES MAY COMMENCE COMPLIANCE REVIEWS, BRING CLAIMS, OR INITIATE LITIGATION AGAINST US

         We operate in a highly regulated industry and are therefore subject to compliance reviews, claims of non-compliance, or lawsuits by government agencies or third parties. If the results of these reviews or proceedings are unfavorable to us or if we are unable to defend our self successfully against third-party lawsuits or claims, we may be required to pay money damages or be subject to fines, limitations, loss of federal funding, injunctions, or other penalties. Even if we adequately address issues raised by an agency review or successfully defend a third-party lawsuit or claim, we may have to devote significant money and management resources to address these issues.

OUR FAILURE TO SIGNIFICANTLY INCREASE THE NUMBER OF OUR STUDENTS OR RETAIN STUDENTS WOULD ADVERSELY AFFECT OUR BUSINESS

         Our future success is highly dependent on attracting students who are willing to subscribe to "blended" online distance education and residential classroom education programs. We believe that offering new courses through blended pedagogy provides flexibility for students and will attract more students. If the market for blended programs online courses develops more slowly than we expect, or if our efforts to attract new students are not successful or cost effective, our operating results and financial condition may be materially and adversely affected.

FAILURE TO EFFECTIVELY IDENTIFY, PURSUE, AND INTEGRATE ACQUIRED SCHOOLS COULD HARM OUR BUSINESS

         We expect to grow our business by acquiring new colleges, adding branches of our existing college, and growing our consortium affiliations with other colleges. Acquiring new colleges requires us to make investments in management, capital expenditures, marketing expenses, and other resources. When opening a new college, we may be required to obtain appropriate state or provincial and accrediting agency approvals. In addition, to be eligible for federal student financial aid programs, an institution has to be certified by ED. Our failure to effectively integrate any acquired colleges or manage the operations of newly established colleges or service areas, or any diversion of management's attention from our core career-oriented college operating activities, would have a material adverse effect on our business, results of operations, and financial condition.

OUR GROWTH STRATEGY WILL STRAIN OUR RESOURCES; AND IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO OPERATE OUR BUSINESS MAY BE HARMED

         Our failure to effectively manage our growth could disrupt our operations and ultimately prevent us from generating the revenue we expect. We expect that significant expansion of our operations will be required to successfully implement our business strategy. For example, the expansion of our online distance education programs continues to require increased development efforts, as well as sales, marketing, and promotion expenditures. This expansion will place significant demands on our management and strain our operational, financial, and technological resources, including our websites and services infrastructure.

IF WE ARE NOT ABLE TO CONTINUALLY ENHANCE OUR PROGRAMS AND SERVICES, OUR FUTURE REVENUE GROWTH COULD BE ADVERSELY AFFECTED

         Our curriculum is designed to be career preparation oriented and provide students with theoretical knowledge and practical experience. In order to ensure that our program offerings continue to provide students with the knowledge and competencies sought by the business community, we must continually develop and update our curricula. If our educational programs fail to keep pace with the evolving requirements of potential employees or cannot respond to changes in industry requirements, it could have a material adverse effect on our ability to attract students and grow enrollments.

COMPETITION IN OUR INDUSTRY IS INTENSE AND MANY OF OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO. THIS COMPETITION MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS

         The post-secondary education market is highly competitive. Our college competes with traditional public and private two-year and four-year colleges and universities and other proprietary colleges and schools, including those that offer online distance education programs. Some public and private colleges and universities, as well as other private career-oriented colleges and schools, offer programs similar to those offered at our college. Some public institutions are able to charge lower tuition than our college, due in part to government subsidies and other financial sources not available to proprietary schools. Some of our competitors in both the public and private sectors have substantially greater financial resources and other resources than we do. We may incur increasing costs competing for students. Our failure to compete effectively for students would have a material adverse effect on our business, results of operations, and financial condition.

THE LOSS OF OUR SENIOR MANAGEMENT AND FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IN A COMPETITIVE LABOR MARKET COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         We depend on the continued service of our senior management. The loss of any of our Chief Executive Officer and Executive President, Charles Newman; our President and Chief Academic Officer of the College, John Stalcup, Ph.D.; our Chief Operating Officer, Joseph Keats; or our Chief Financial Officer, David Weaver, Ph.D.; as well as other key personnel could materially adversely affect our business. Our success also depends, in large part, upon our ability to attract and retain highly qualified program directors, staff, and faculty. Due to the nature of our business, we may have difficulty locating and hiring qualified personnel and retaining such personnel once hired. The loss of the services of any of our key personnel, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business, results of operations, or financial condition.

WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR FACILITIES, AND A LIABILITY CLAIM AGAINST US COULD ADVERSELY AFFECT OUR REPUTATION AND OUR FINANCIAL RESULTS

         We could become liable for the actions of faculty and other personnel at the facilities we use to provide our classroom-based courses. In the event of campus-related accidents, injuries, or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision, or were otherwise liable for the injuries. Although we maintain liability insurance, this insurance coverage may not be adequate to protect us fully from these claims. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could adversely affect our reputation and our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense, and divert the time and attention of key management personnel.

IF OUR SERVICES AND PRODUCTS INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, THIS MAY RESULT IN COSTLY LITIGATION OR THE LOSS OF OUR OWN INTELLECTUAL PROPERTY RIGHTS, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

         Competitors and others may claim that we have infringed their current or future intellectual property rights. The defense of any lawsuit, whether with or without merit, could be time-consuming and costly. If a lawsuit against us is successful, we may lose, or be limited in, the rights to offer our products and services. Any proceedings or claims of this type could materially adversely affect our business.

WE MAY BE SUBJECT TO LEGAL CLAIMS IN CONNECTION WITH THE CONTENT WE PUBLISH AND DISTRIBUTE

         We may be subject to claims for defamation, negligence, copyright, or trademark infringement or claims based on other theories relating to the information we publish in our textbooks or on our Internet site. These types of claims have been brought, sometimes successfully, against other print publications and online services in the past. Any proceedings or claims of this type could materially adversely affect our business.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO THE WEB COULD HURT OUR BUSINESS

         Currently, there are few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit the transmission of certain types of information and content over the Internet. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel, and personal privacy apply to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. If individual states impose taxes on products and services provided over the Internet, the cost of our products may increase and we may not be able to increase the price we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could adversely affect our business.

                         RISKS RELATED TO THIS OFFERING

IT WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDS ON TERMS FAVORABLE TO US, OR AT ALL, OUR BUSINESS WOULD BE HARMED

         Based on our current plans, we believe our existing cash and cash equivalents along with cash generated from operations will be sufficient to fund our operating expenses and capital requirements. However, the need for additional funds will be determined by many factors, some of which are beyond our control. As a result, we may need funds in the future. These factors include:

         o     expenses incurred by us in connection with expansion;

         o     costs associated with hiring and retaining additional personnel;
               and

         o     the pace at which we are able to implement our business strategy.

         If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds. If we are unable to obtain additional funds on terms favorable to us, we may be required to cease or reduce our operating activities. If we raise additional funds by selling additional shares of our capital stock, the ownership interests of our stockholders will be diluted.

OUR STOCK PRICE COULD BE VOLATILE AND YOUR INVESTMENT COULD DECLINE IN VALUE

         The trading price of our common stock is likely to be volatile and could be subject to fluctuations in price in response to various factors, many of which are beyond our control, including:

         o     new programs introduced or announced by us or our competitors;

         o     actual or anticipated variations in quarterly operating results;

         o conditions or trends in the regulatory climate and financial markets;

         o     changes in the market valuations of similar companies;

         o     additions or departures of key personnel; and

         o     sales of our common stock.

YOU MAY EXPERIENCE DIFFICULTY IN TRADING OUR COMMON STOCK BECAUSE IT WILL BE QUOTED ON THE OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD.

         Our common stock will be quoted on the Over-the-Counter (OTC) Electronic Bulletin Board. The OTC Electronic Bulletin Board is a significantly less liquid trading market than other stock exchanges. At a future date, we may apply for listing on the NASDAQ Small Cap Market or other exchanges if we are able to satisfy their quantitative and other listing requirements. However, we cannot ensure that we will apply for any such listing or that our application would be accepted. As a result, it may be more difficult to dispose of, or obtain accurate quotes on, our common stock.

         It may be difficult for you to sell shares of our common stock if we become subject to "penny stock" regulations.

         Our common stock trades on the OTC Electronic Bulletin Board and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

         Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

         For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

                           FORWARD-LOOKING STATEMENTS

         In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

         You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                 USE OF PROCEEDS

         The shares of common stock being offered hereby are for the account of the selling stockholders. Accordingly, we will not receive any of the proceeds from the resale of shares of common stock by the selling stockholders.

                         DETERMINATION OF OFFERING PRICE

         We arbitrarily determined the price of the shares in this offering solely for the purpose of calculating the registration fee pursuant to Rule 457 and it is not an indication of the Company's actual value. Therefore, the offering price bears no relationship to our book value, assets or earnings, or to any other recognized measure of value and it should not be regarded as an indicator of any future market price of the securities.

                                    DILUTION

         Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

                            SELLING SECURITY HOLDERS

         The following table sets forth the names of the selling shareholders and for each selling shareholder the number of shares of common stock beneficially owned as of November 15, 2004, and the number of shares being registered. The selling shareholders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling shareholder may offer all or part of the shares owned for resale from time to time. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholders upon termination of the offering made hereby.

         The following table provides as of November 15, 2004, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

         1. The number of shares owned by each shareholder prior to this offering;

         2. The total number of shares that are to be offered by each shareholder;

         3. The total number of shares that will be owned by each shareholder upon completion of the offering;

         4. The percentage owned by each shareholder upon completion of the offering; and

         5. The identity of the beneficial holder of any entity that owns the shares.

         To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock.

         The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 63,354,217 shares outstanding on November 15, 2004.

SELLING SHAREHOLDERS            Shares of       Shares of       Shares of   Percent of Common
                             Common Stock    Common Stock    Common Stock        Shares owned
                                    Owned           to be           Owned       following the
                                               Registered   following the            Offering
                                                                 Offering
Charles D. Newman (1)          20,859,109       2,085,911      18,773,198              0.2963
Harvey Newman (2)              15,000,000       1,500,000      13,500,000              0.2131
David H. Weaver, Ph.D. (3)     10,274,017       1,027,402       9,246,615              0.1460
Joseph S. Keats (4)             2,881,004         288,100       2,592,904              0.0409
H. John Stalcup, Ph.D. (5)      2,881,004         288,100       2,592,904              0.0409
Eliot Smith                       275,000          27,500         247,500              0.0039
Edward Gutman                     731,500          73,150         658,350              0.0104
Robert Gutman                     731,500          73,150         658,350              0.0104
ANC Group, Inc.                   275,000          27,500         247,500              0.0039
A. Helen McGrath                  312,500          31,250         281,250              0.0044
Pamela C. Newman (6)              625,000          62,500         562,500              0.0089
Lee M. Lichtenstein               312,500          31,250         281,250              0.0044
Thomas N. Gerhardt                312,500          31,250         281,250              0.0044
Adam S. Parker and
Michelle R. Parker                625,000          62,500         562,500              0.0089
Michael Goldberg (7)              312,500          31,250         281,250              0.0044

SELLING SHAREHOLDERS            Shares of       Shares of       Shares of   Percent of Common
                             Common Stock    Common Stock    Common Stock        Shares owned
                                    Owned           to be           Owned       following the
                                               Registered   following the            Offering
                                                                 Offering
Harriet S. Mayer                  625,000          62,500         562,500              0.0089
Robert S. Gutman                  312,500          31,250         281,250              0.0044
Robert Herman                     312,500          31,250         281,250              0.0044
Mike Perilli                      312,500          31,250         281,250              0.0044
Robert Lax, Sr.                   156,250          15,625         140,625              0.0022
Martin Glynn                      156,250          15,625         140,625              0.0022
Gerard Schuck                     156,250          15,625         140,625              0.0022
Robert Lee                        156,250          15,625         140,625              0.0022
David S. Gruber                   312,500          31,250         281,250              0.0044
Sheldon Brod                      312,500          31,250         281,250              0.0044
Eric H. & Robin Gould             625,000          62,500         562,500              0.0089
Andrew Cohen                       70,000           7,000          63,000              0.0010
Harriet Holtz                      83,750           8,375          75,375              0.0012
Karen Jones McGann
and Terrance McGann                75,000           7,500          67,500              0.0011
James Venetos                      83,750           8,375          75,375              0.0012
Paul Flamm and Laurie Flamm       312,500          31,250         281,250              0.0044
Laurence Downey                   312,500          31,250         281,250              0.0044
Shirley A. Cortez and
Richard Plantamura                312,500          31,250         281,250              0.0044
Peter Farkas                      260,416          26,042         234,374              0.0037
Betty Sundberg                    312,500          31,250         281,250              0.0044
Harry S. Rosenthal(8)             100,000          10,000          90,000              0.0014
Cohen & Czarnik LLP(9)            104,167          10,417          93,749              0.0015

(1) Charles D. Newman is the Chief Executive Officer, Executive President and Director of the Company.

(2) Harvey Newman is the father of Charles D. Newman, Chief Executive Officer, Executive President and Director of the Company.

(3) David H. Weaver, Ph.D. is the Chief Financial Officer and Director of the Company.

(4)  Joseph S. Keats is the Chief Operating Officer and Director of the Company.

(5) H. John Stalcup, Ph.D. is the President and Chief Academic Officer of the College and Director.

(6) Pamela C. Newman is the sister of Charles D. Newman, Chief Executive Officer, Executive President and Director of the Company.

(7)  Michael I. Goldberg is a Director of the Company.

(8)  Harry S. Rosenthal is a Director of the Company.

(9) Cohen & Czarnik, LLP are attorneys that provide legal services to the Company.

     Except as set forth in above footnotes or herein, to our knowledge, none of the selling shareholders:

     1. Has had a material relationship with the Company, other than as a shareholder as noted above, at any time within the past three (3) years;

     2.   Has ever been an officer or director of the Company; or

     3.   Are broker-dealers or affiliated with broker-dealers.

                              PLAN OF DISTRIBUTION

         The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

         1. on such public markets or exchanges as the common stock may from time to time be trading;

         2.   in privately negotiated transactions; or

         3.   in any combination of these methods of distribution.

         The sales price to the public has been determined by the shareholders to be $1.00. The price of $1.00 per share is a fixed price until the securities are listed on the OTC Electronic Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices.

         The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year holding period, subjected to certain volume limitations, and resales by non-affiliate holders without limitations after two years; (c) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

         The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. We will apply to have our shares of common stock registered on the OTC Electronic Bulletin Board immediately after the date of this prospectus. We anticipate once the shares are trading on the OTC Electronic Bulletin Board, the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $1.00 per share until the common stock is trading on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The selling shareholders may sell the shares, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

         Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers' fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-broker dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute its shares, and the broker-dealer is acting as underwriter, we will be required to file a post-effective amendment containing the name of the underwriter.

         The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the OTC Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of our common stock; and for a period commencing at least five (5) business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase our common stock.

         We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

         We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock. We will use our best efforts to update the registration statement and maintain its effectiveness for one year.

                                LEGAL PROCEEDINGS

         We are subject to occasional lawsuits, investigations and claims arising out of the normal conduct of our business. We are not currently a party to any material legal action except those described below.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

        The following persons are our executive officers and directors:

        NAME                        AGE     OFFICES HELD
        ----                        ---     ------------

        Charles D. Newman           39      Chairman of the Board, Chief
                                            Executive Officer and Executive
                                            President

        David H. Weaver, Ph.D.      69      Chief Financial Officer and Director

        Joseph S. Keats             42      Chief Operating Officer,
                                            Vice President of Business
                                            Development and Director

        H. John Stalcup, Ph.D.      51      President and Chief Academic Officer
                                            of the College and Director

        Michael I. Goldberg         41      Director

        Harry S. Rosenthal          45      Director


CHARLES D. NEWMAN. Mr. Newman has been our Chairman of the Board, Chief Executive Officer and Executive President since 2001. Since 2000, Mr. Newman has been executive vice-president of Port Parties Limited a private trade show organizer and operator of the passenger ship terminal in New York City. Mr. Newman was the Chief Operations Officer for Intellesale, a wholly owned subsidiary of Applied Digital Solutions (NASDAQ: ADSX).

DAVID H. WEAVER, PH.D. Dr. Weaver, who has been has been in the education and publishing industry for over 40 years, has been Chief Financial Officer and Director of the Company since 1998. Dr. Weaver has been involved in residential and distance education at the graduate level for many years, including serving on the Academic Council and the Board of Directors of Test University, a company that offers web-based test preparation courses. He has been a member of several education consulting groups: Eduprise LLC; Higher Education Services LLC; DLPN, Inc.; Higher Education Research and Development; Higher Education Resources; and Higher Education Management Group. He has also served with the Boards of Directors of Aspen University, Berne University, and the Rhodes Group. Dr. Weaver earned an A.A.S. in Business from Pennsylvania State University Center in 1956, a certificate from the Adjutant General's School, a B.S. in Accounting from Indiana University of Pennsylvania, a Certificate in Military Payroll Accounting from Fort Devens Finance School. He earned an M.S. in Business

Education in 1961 and his Ph.D. in Business in 1966 from Syracuse University. In 1984, Dr. Weaver was selected by the Secretary and approved by the President (time donated by McGraw-Hill), to serve and chair the Advisory Committee to the United States Secretary for Education. In that position, he advised the Secretary on research pertaining to vocational education, which resulted in his being identified with numerous national, state and local government and professional activities. Dr. Weaver has served with several regional and national accrediting agencies. In addition to serving in a board capacity for the Accrediting Commission for Independent Colleges and Schools, he has served as a member and Chair of visiting teams evaluating schools for the Accrediting Commission of the Distance Education and Training Council and the New England Regional Accrediting Board.

JOSEPH S. KEATS. Mr. Keats has been our Chief Operating Officer, Vice President of Business Development since January 2004. From October 2001 to December 2003, Mr. Keats served as President and Chief Executive Officer of Technology Exchange, Inc., a wholesale re-seller of retired IT assets, including mainframe, mid-range, PC, and telecommunications equipment. From May 1998 to August 2001 he served as the Vice President of Sales and Marketing for Intellesale, a wholly-owned subsidiary of Applied Digital Solutions (NASDAQ: ADSX). In these positions, he has worked closely with educational institutions -- both public and private.

H. JOHN STALCUP, PH.D. has been the President and Chief Academic Officer of the College since July 2003. From April 2002 to March 2003 Dr. Stalcup was Corporate Director of Curriculum and Instruction for Corinthian Colleges, Inc., one of the largest for-profit post-secondary education companies in the United States. Prior to Corinthian, Dr. Stalcup held the post of Chief Executive Officer, President and Director of Homeland Safety Training, Inc. from February 2001 to April 2002 and was responsible for curriculum and software development in emergency medicine and homeland first response. As Chief Executive Officer, President, and Director of Victory Technology, Inc. from 1984 to 2000, Dr. Stalcup developed numerous academic software products, textbooks, and Internet-based courses addressing anatomy and physiology and emergency medicine. Dr. Stalcup served as Assistant Professor at the Schools of Medicine and Social Welfare at the University of Washington between 1981 and 1983. Dr. Stalcup earned his Ph.D. in Interdisciplinary Studies in 1980 as well as his MSW in 1978 from Washington University in St Louis, MO with specializations in healthcare, prevention, and technology. Dr. Stalcup earned his B.S. in Psychology from Bradley University, Peoria, IL in 1975.

MICHAEL I. GOLDBERG has been a director of our company since June 2004. He is currently a Senior Investment Analyst with Longacre Management, LLC. His past experiences dealing with mergers and acquisitions within the educational service area have brought further oversight to the college. He joined Longacre Management, LLC in 2002 as a Senior Investment Analyst specializing in the analysis of public and private debt securities. Mr. Goldberg is currently responsible for overseeing the cable television & satellite services; real estate, homebuilding, lodging & gaming; healthcare and airline industries. Mr. Goldberg was a Managing Director in the Mergers and Acquisitions Group of Banc of America Securities LLC from 2000-2002. Mr. Goldberg was responsible for origination and execution of mergers and acquisitions in the business and education services sector where he worked with clients to understand and develop company strategy, evaluated potential solutions and determined optimal execution process. Prior to joining Banc of America Securities, Mr. Goldberg worked at Chase Securities Inc. as a Vice President in the Global Mergers and Acquisitions Group from 1990 until 2000 advising clients in mergers, acquisitions, divestitures and other strategic alternative assignments in a broad range of industries including real estate & lodging, healthcare and paper & packaging. Mr. Goldberg joined Chemical Bank, the predecessor institution as an Associate and rotated through the Media and Entertainment, and Restructuring and Reorganization Groups. Prior to Chase Securities, Mr. Goldberg worked at Shearson Lehman Hutton in 1987-1988 as an Associate in the Direct Investments Group structuring both master and traditional limited partnership equity financings and at Long Island Trust Company in 1985-1986 as a Senior Credit Analyst in the Commercial Lending Group. Mr. Goldberg received his B.S.M. in Finance from the A. B. Freeman School of Business at Tulane University in 1985 and his M.B.A. in Finance and International Business from Columbia Business School in 1990. Mr. Goldberg also received a General Course Certificate from the London School of Economics and Political Science in 1984.

HARRY S. ROSENTHAL Mr. Rosenthal has been a director of the Company since 2004. Mr. Rosenthal has a broad range of law enforcement and homeland security expertise. From April 2003 to the present, Mr. Rosenthal has been the Director of Security for Westchester County, New York. From 1999 to 2003, Mr. Rosenthal was the Provost Marshal for the United States Army at the United States Military Academy, West Point, New York.

The business address for each of our officers and directors is. 1304 South Point Blvd., Suite 280 Petaluma, CA 94954.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of September 1, 2004 by:

         o all persons who are beneficial owners of five percent (5%) or more of our common stock;

         o    each of our directors;

         o    each of our executive officers; and

         o    all current directors and executive officers as a group.

         Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

         Applicable percentage ownership in the following table is based on 63,354,217 shares of common stock outstanding as of November 15, 2004.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 15, 2004 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

NAME AND ADDRESS OF                                       APPROXIMATE PERCENTAGE
BENEFICIAL HOLDER                   NUMBER OF SHARES             OF CLASS
-------------------                 ----------------      ----------------------
CHARLES D. NEWMAN
c/o Sonoma College, Inc.               20,859,109                  32.92%
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

HARVEY NEWMAN
c/o Sonoma College, Inc.               15,000,000                  23.68%
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

DAVID H. WEAVER, PH.D.                 10,274,017                  16.22%
c/o Sonoma College, Inc.
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

JOSEPH S. KEATS                         2,881,004                   4.55%
c/o Sonoma College, Inc.
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

H. JOHN STALCUP, PH.D.                  2,881,004                   4.55%
c/o Sonoma College, Inc.
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

NAME AND ADDRESS OF                                       APPROXIMATE PERCENTAGE
BENEFICIAL HOLDER                   NUMBER OF SHARES             OF CLASS
-------------------                 ----------------      ----------------------
MICHAEL I. GOLDBERG                    312,500                     .49%
c/o Sonoma College, Inc.
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

HARRY S. ROSENTHAL                     100,000                     .16%
c/o Sonoma College, Inc.
1304 South Point Blvd.
Suite 280
Petaluma, CA 94954

All executive officers and
directors as a group (7 persons)    52,307,634                   82.56%



                            DESCRIPTION OF SECURITIES

         On April 28, 2004, our board of directors and stockholders increased the authorized amount of our capital stock from Seven Thousand Five Hundred (7,500) shares to Two Hundred Fifty Million (250,000,000) shares of common stock, $.0001 par value. As of November 15, 2004, there were 63,354,217 shares of common stock issued and outstanding. This amount takes into account a 102,740.268-for-one forward stock split that our board of directors and stockholders authorized on April 28, 2004.

COMMON STOCK

         Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro-rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent for the common stock is First American Transfer and Trust Company.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         We own and operate Sonoma College (formerly Western Institute of Science and Health), a private for-profit post-secondary career preparation college that offers associate degrees, certificates, and continuing education in the allied health and homeland security disciplines. Sonoma College serves both full-time and part-time students offering daytime, evening, and Saturday classroom schedules "blended" with Internet classes. Significant portions of Sonoma College's academic programs are offered online in an advanced college Internet learning management system and the balance of the curricula is offered in standard residential college classrooms or in off-site residential clinic externships. This integrated pedagogy provides state-of-the-art education with multiple learning options for students who require flexibility when scheduling the timing and duration of their studies.

         Sonoma College was founded in 1992 in Rohnert Park, California and is nationally accredited by the Accrediting Bureau of Health Education Schools (ABHES), an accrediting agency recognized by the United States Department of Education (ED). Sonoma College is also approved by the Higher Education Division of the California Bureau of Private Post-Secondary Vocational Education (BPPVE). Sonoma College currently has a student population of approximately 250 degree and certificate students enrolled in its programs. Since it's founding in 1992 Sonoma College has graduated over 550 students.

INDUSTRY BACKGROUND

         The market for post-secondary education is extensive and growing. It is expected to grow from $213 billion in 1998 to $303 billion by 2010 (Source: US Department of Education, Office of Educational Research and Improvement, Projections of Education Statistics to 2010). According to the Bureau of Labor Statistics, professional and technical jobs in the U.S. will grow from 17.6% in 1998 to 19.4% in 2008, with the number of jobs totaling 31 million by 2008. According to the U.S. Department of Labor ("DOL"), private educational services are projected to grow by 28.7 percent and add 759,000 jobs through 2012 due to rising student enrollments at all levels of education, creating a demand for educational services (Source: US Department of Labor, Bureau of Labor Statistics; Occupational Handbook, 2004-2005 Edition). We believe that a number of factors, including: 1) the continued growth in population; 2) the growing demand for skilled labor; 3) the economic value of post-secondary education to students; 4) budgetary constraints at public colleges; and 5) our choice of curriculum, will combine to broaden the market for our educational services over the next decade.

         o POPULATION GROWTH: According to the DOL, the U.S. population is expected to increase by 24 million from 2002 to 2012. Although this is at a slower rate than the previous two decades, continued growth represents more consumers of goods and services, spurring demand for workers in a wide range of occupations. As a consequence, the civilian labor force is projected to increase by
              17.4 million, or 12 percent from 2002 to 2012 (US Department of Labor, Bureau of Labor Statistics; Occupational Handbook 2004-2005 Edition).

         o GROWING DEMAND FOR SKILLED LABOR: According to the DOL, there is a strong demand for skilled labor and those occupations requiring a post-secondary vocational certificate or an academic degree accounted for 29% of all jobs in 2000 and will account for 42% of total job growth from 2000 to 2010.

              Education and health services are projected to grow faster and add more jobs than any other industry sector. (US Department of Labor, Bureau of Labor Statistics, Monthly Labor Review, November 2001)

         o IMPROVED FINANCIAL PROSPECTS FOR PERSON'S WITH POST-SECONDARY EDUCATION. Education is becoming essential in getting a high paying job. Prospective students in considering their future options are becoming more aware of the potential economic benefits post-secondary education offers. On average, a person with an associate degree earns $8,000 more than a person with a high school diploma and $20,000 more than a person without a high school diploma. In fact, according to the DOL, in all but 1 of the 50 highest paying occupations, a college degree or higher is the most significant source of education or training.

         o BUDGET LIMITATIONS: Public post-secondary education continues to struggle under budgetary constraints due to limited growth in federal, state and local education budgets. This means that additional facility expansion in such educational institutions is difficult. We believe that these factors, combined with the growth in students seeking post-secondary education and the significant barriers to entry for new education companies, create significant opportunities for well-capitalized, post-secondary educational institutions.

         o OUR CURRICULUM: We offer students associate degrees, certificates, and continuing education units in the allied health and homeland security disciplines. All our courses are designed to be career orientated and we continually assess our curriculum to ensure that we provide our students with the skills required by the business community. According to the DOL, health services along with education services are projected to grow faster and add more jobs than any other sector. Due to recent national and international events have resulted in a demand for increasing numbers of trained safety and security workers. We plan to continue to expand our curriculum by adding programs that provide opportunities for our graduates to gain employment with businesses or operate businesses of their own.

OUR BUSINESS

         We are a private for-profit college founded in 1992 as the Western Institute of Science and Health. We changed our name to Sonoma College in November 2003. The college was initially started with the aim of offering a comprehensive Physical Therapist Assistant (PTA) program, and in 1996 we expanded our program offerings in the allied health field by adding an Occupational Therapy Assistant program. As we continued to expand, in 1998 we added the new degree and certificate programs in Medical Office Administration, moved our main campus from our original location in Rohnert Park--a move which provided us with additional classroom and laboratory space--, and added a second campus located in San Francisco. In 1999, new degree and certificate programs in Massage Therapy were added to our offerings, and in 2001 our Magnetic Resonance Imaging (MRI) degree program was added. In 2004, our curriculum was again expanded to offer the Homeland Security degree and certificate programs, as well as a certificate program in Medical Insurance Billing and Coding (MIBC). In January 2004, we moved our main campus from Rohnert Park to Petaluma, California, which provided additional classroom and laboratory space.

         We are nationally accredited by the Accrediting Bureau of Health Education Schools (ABHES), an accrediting agency recognized by the United States Department of Education (ED) under the provisions of Chapter 33, Title 38, U.S. Code and subsequent legislation. The college is also approved by the higher education division of the California Bureau of Private Post-Secondary Education (BPPVE). ABHES is recognized by the Council for Higher Education Accreditation
(CHEA). Our Physical Therapist Assistant Program is accredited by the American Physical Therapy Association's Commission on Accreditation in Physical Therapy Education (CAPTE). We currently have a student population of approximately 200 degree and certificate students enrolled in our programs. Our main campus is still located in Petaluma, California (about an hour north of San Francisco) and our second branch campus is located on First Street in the downtown financial district of San Francisco.

         Our business is designed to provide high quality, career-oriented post-secondary education in allied health (including Massage Therapy, MRI Technology, Physical Therapist Assistant, Medical Office Administration, Chiropractic Technology, and Medical Insurance Billing and Coding), Homeland Security (including Homeland First Response and Homeland Response and Emergency Management), continuing education (Nursing), and other career orientated fields to students seeking to enter into a profession as well as professionals with busy schedules who need flexible learning options.

         We currently offer the following educational programs:

         o ALLIED HEALTH PROGRAMS. Initially, our program offerings were in the allied health disciplines including certificate and degree programs in Magnetic Resonance Imaging (MRI), Physical Therapy Assistant (PTA), and Massage Therapy. We have since expanded our course offerings to include Medical Office Administration, Chiropractic Technology, and Medical Insurance Billing and Coding
              (MIBC). We are currently the only college in the United States to offer an associate degree in MRI Technology certified by the American Registry of Magnetic Resonance Imaging Technologists, one of the fastest growing technical medical fields; and we have recently expanded our MRI degree program to two new consortium locations at Casa Loma College in Southern California (i.e., Van Nuys and Los Angeles). As additional classroom locations, these campuses permit the college to provide our MRI program to another large market where MRI Technologists are in demand. We are one of a handful of colleges in California that offers associate degree programs in PTA and Massage Therapy. All of our allied health programs are highly regarding in the medical and business communities in which they are offered; and student placement rates are high, averaging 80% for fiscal year 2002-2003. All of our allied health courses are approved by the higher education division of California's BPPVE and accredited by ABHES.

         o HOMELAND SECURITY PROGRAMS. Recent national and world events have resulted in a demand for training hundreds of thousands safety and security workers. In December of 2003, we were approved by BPPVE and accredited by ABHES to offer a certificate and an associate of applied science degree programs in Homeland Response and Emergency Management (HREM) and a Certificate in Homeland First Response. In February of 2004, we launched the homeland security programs, which were among the first in the country. The programs are designed to provide in-depth knowledge and technical skills pertaining to homeland security and emergency response.

              The unique pedagogy of our homeland security certificate and degree programs is that they are offered in a stand-alone modular format versus a linear semester format. More specifically and for example, the HREM degree program consists of 22 courses each of which is a 3 credit-hour college course. Two courses are offered in each six-week block and each six-week block is a stand-alone module, meaning that every six weeks a new module begins. Therefore, students may enroll in the HREM degree program or the Certificate in Homeland Security program every six weeks versus every three and one-half months if it were semester based, permitting maximum scheduling flexibility. The modules are self-contained and are not prerequisite of each other; hence, a student may choose to take modules when his or her schedule permits and still complete the program at his or her convenience, without missing crucial educational components.

              The homeland security degree and certificate programs are designed for maximum educational flexibility because they are targeted toward public safety professionals and departments with busy schedules whose personnel need anytime, anyplace learning options. Such options significantly reduce the time necessary away from work to complete one's education and, when the department is sponsoring such education, it significantly reduces the time and expense to back-fill for personnel attending off-site residential classes.

              In addition to the HREM degree and certificate programs, the college is approved by BPPVE and accredited by ABHES to offer a 53 clock-hour - 3-credit unit program in Homeland First Response. This program is a cornerstone course in the HREM degree and certificate programs, but it is also a stand-alone program for public safety professionals and volunteers who wish to complete the "National Standard Curriculum" for medical First Responders as well as a curriculum that is recommended by the federal Department of Homeland Security for training on first response to weapons of mass destruction. The Homeland First Response program is offered in a "blended format" such that portions of the program are offered online and portions are offered in the classroom.

              CALIFORNIA TITLE 22 PUBLIC SAFETY FIRST AID TRAINING PROGRAM. The college also offers a California-specific version of its Homeland First Response program to Sonoma County's Office of Emergency Management Services (OES) team of 250 volunteer firefighters, which includes 11 clock-hours of online education and 12 clock-hours of "en face" residential hands-on training in CPR and First Aid. This program meets and exceeds California's Title 22 Public Safety First Aid training curriculum that is required of all volunteer and paid firefighters as well as law enforcement and medical personnel.

         o CONTINUING EDUCATION. We are approved by the California Department of Consumer Affairs' Board of Registered Nursing as a "Continuing Education Provider." We currently offer three CEUs in Nursing Continuing Education. They are, MRI Safety for Nurses, Prevention of Injuries for Nurses, and Acupressure (Shiatsu) Therapeutics for Nurses. These CEUs are offered on a rotating basis every two to three months.

STRATEGY

         At the beginning of the summer 2004 semester, 138 full and part-time students were enrolled in our associate of applied science and certificate programs in our allied health and homeland security programs. This represents an increase of 54% from the July 1, 2003 semester.

         The total student enrollment for the first and second semesters of fiscal year 2004 (i.e., July 1, 2003 through December 31, 2003) increased by 17% compared with fiscal year 2003 (i.e., July 1, 2002 through December 31, 2002). As of November 15, 2004, the student population was approximately 245 students.

         Our objective is to further strengthen our position as a provider of high quality, career-oriented post-secondary education with an emphasis on blended (i.e., integrated online and classroom) programs. We seek to achieve continued revenue and earnings growth by: 1) pursuing admissions growth at Sonoma College; 2) pursuing external growth through the acquisition of complementary businesses; 3) seeking affiliations with other schools, government agencies and corporations; and 4) further developing and implementing our distance education programs. We believe that we are strongly positioned to capitalize on projected demographic and market trends, including the projected increase in the number of U.S. high school graduates, the expected increased demand for allied health and homeland security curriculum, and the projected increase in the number of students entering the post-secondary education system.

         We intend to achieve enrollment growth through: 1) the expansion of existing curricula; 2) the development of new curricula; 3) the expansion of our distance education initiatives; 4) geographic expansion by way of affiliation with other colleges, government agencies, and corporations through the exportation of our unique programs (e.g., Homeland Security and MRI Technology) through "consortium agreements" as allowed and approved by ED, ABHES and BPPVE, and; 5) the expansion of recruiting efforts in selected regions of the U.S. In order to increase market penetration, we are continuing to expand our curriculum by increasing the number and variety of program offerings. In particular, we intend to continue to increase the number of associate degree programs that we offer. Associate degree programs generally generate greater revenue on a per student basis than certificate programs because they are longer in length of time to complete than certificate programs. In addition, we believe such programs attract certificate students because of the increased prestige the associate degree programs bring to the certificate candidate. Furthermore, the continued participation in the associate degree programs by students desiring to continue their studies beyond the certificate level has the same economic impact as a newly enrolled degree student. In order to introduce additional degree programs, we must secure approval from relevant state agencies, national accrediting agencies, and DE. We currently have two new programs in the approval process: Pharmacy Technician associate degree and certificate, as well as a number of programs under consideration, including ESL/Medical Office Administration, Sonography, Nuclear Technologist, Paralegal, Nurse Test Preparation, ESL/Foreign Students.

         INTERNAL GROWTH STRATEGY

         We also intend to achieve enrollment growth by continuing to upgrade and expand certain existing college facilities and by identifying suitable acquisition opportunities and/or affiliations. Our ability to increase enrollment is limited by the capacity of our facilities and our ability to attract faculty to maintain appropriate student/faculty ratios. In the past, we have not had any difficulty in expanding our facilities to accommodate increased enrollment or relocating facilities if expansion was not feasible. We have also been able to maintain appropriate student/faculty ratios by offering our existing faculty the opportunity to work additional hours and by recruiting additional instructors. In addition, we may open additional locations by branching from our existing locations in areas that exhibit strong enrollment potential and job placement opportunities. In 1998, we expanded our facilities by adding an additional campus to our existing school, when we successfully opened our San Francisco campus. When opening a new additional location of an existing college, we must obtain approvals from the relevant state authorities and national accrediting agency, and must notify ED and obtain its approval prior to disbursing Title IV Program funding at such additional locations.

         CONSORTIUM AGREEMENTS, BRANCHING, AND ACQUISITIONS

         We intend to continue to develop consortium agreement affiliations with colleges and schools by adding additional classroom locations in regions of the state and country where markets dictate a demand for our programs. We also intend to add additional branches to our campus when it is logistically and economically more feasible than creating consortium agreements. Finally, we intend to identify and make suitable acquisitions of existing independent educational institutions and integrate them with our existing college system. We believe that the fragmentation of the post-secondary education market provides significant opportunities to consolidate existing independently owned schools. In seeking suitable acquisition targets, we will evaluate a number of factors including: the historical profitability of the educational institution; the acceptable default rates with respect to federally guaranteed or funded student loans; established and marketable curricula and their compatibility with our existing curricula and college system; and demographic profiles in the area which indicates a potential for growth.

         Although we intend to concentrate our acquisition efforts on colleges and schools that satisfy our general eligibility criteria, we will consider other acquisitions which we believe will further our long-term goals. We believe any newly acquired colleges can benefit from our centralized market analysis, accounting, information management, financial aid, and regulatory compliance systems to increase enrollment and enhance operating efficiencies. We also believe that the new colleges and schools and our existing college campuses will benefit from the ability to replicate successful programs among each other. In the event we are able to acquire a Title IV Program eligible college, the institution's eligibility to participate in the Title IV Programs would be suspended pending the approval by ED of an application for participation under the new ownership. The suspension may last a number of months and may result in a material adverse effect on our operations.

         EXPAND EXISTING ALLIANCES AND ENTER INTO NEW STRATEGIC ALLIANCES

         We also intend to seek to broaden our affiliations with other colleges, schools, government agencies, and corporations. Our marketing analysis has identified that a large pool of potential students are seeking post-secondary education programs that provide sufficient flexibility to allow them to complete the program without sacrificing their existing commitments. In order to meet this need, in 2004 we expanded our distance education initiative by offering three new "blended" education degree programs (i.e., MRI Technologist, PTA, and HREM). Our blended degrees are designed so that a significant portion of the program curriculum is offered online in an advanced college Internet learning management system and the balance of the program curriculum is offered on-ground in standard residential college settings or off-site residential clinic externships. This allows for maximum educational flexibility for students who need anytime, anyplace learning options.

         Our HREM degree program is a good example of our educational flexibility because it is targeted toward public safety professionals and departments with busy schedules whose personnel need the capability to take courses in a less structured timetable. Employees of government agencies such as fire and police department personnel, who have difficulty attending full-time or part-time residential courses due to their existing busy schedules, can take advantage of the blended degree by completing some of their education online at their convenience and the remainder of the curriculum in a residential class. Such options significantly reduce the necessary time away from work to complete one's education and, when the department is sponsoring such education, it significantly reduces the time and expense to back-fill for personnel who are attending on-campus residential classes. We believe our distance education programs, such as the HREM blended degree, allow the college to substantially expand its presence in the homeland security education market. Our strategy is to leverage our existing strategic relationships to offer blended degrees whereby the residential classes are conducted in conjunction with other academic affiliates.

         We believe that our blended distance education capabilities will provide the college with a number of competitive advantages over its educational competitors. These advantages include the following:

         o The ability to attract students who would otherwise be time barred from completing an associate degree or certificate program

         o The ability to achieve enrollment growth while reducing the additional costs normally incurred in increasing students, such as the expansion of classroom facilities through consortium agreement affiliations

         o Strategic partnerships with government agencies such as police, fire and EMS agencies wishing to take advantage of our distance education capabilities

CURRICULUM

     We offer associate degrees and certificates in the allied health and homeland security disciplines. We currently offer the following programs:

         o    Associate of Applied Science degree in Magnetic Resonance Imaging
              (MRI) Technologist

         o Associate of Applied Science degree in Homeland Response and Emergency Management (HREM)

         o    Certificate in Homeland Security

         o    Certificate in Homeland First Response Program

         o    California Title 22 Public Safety First Aid Training Program

         o    Associate of Applied Science degree in Massage Therapy

         o    Certificate in Advanced Massage Therapy

         o    Certificate in Fundamentals of Massage Therapy

         o Associate of Applied Science degree in Physical Therapist Assistant (PTA)

         o Associate of Applied Science degree in Medical Office Administration (MOA)

         o    Certificate in Medical Insurance Billing and Coding (MIBC)

         o    Continuing Education for Nurses

     The Homeland Security, Massage Therapy, MOA, MIBC, PTA, and Continuing Education for Nurses programs are offered at the main campus in Petaluma. The Homeland Security, Massage Therapy, MOA, MIBC, and MRI programs are offered at the San Francisco campus. The MRI and Homeland Security programs are also offered at our consortium classrooms at our affiliate's college campuses (i.e., Casa Loma College) in Van Nuys and Los Angeles California.

MAGNETIC RESONANCE IMAGING (MRI) PROGRAM

         MRI is part of the larger field of medical imaging (i.e., ultrasound, nuclear medicine, and radiology). MRI scans provide images of soft-tissues of any area in the human body with unequaled clarity and detail. In the realm of medical imaging, MRI technology is considered a "cutting edge" modality with current and future applications promising an even greater diagnostic accuracy. We offer an Associate of Applied Science degree in MRI Technology:

         o    ASSOCIATE OF APPLIED SCIENCE DEGREE IN MAGNETIC RESONANCE IMAGING
              (MRI). Our Associate of Applied Science degree in MRI Technology program covers the essential subjects necessary for a graduate to work as an MRI Technologist and perform MRI studies on patients in a hospital or outpatient facility in a competent, knowledgeable, and professional manner. The MRI degree program consists of five semesters. Semesters one through three are 18 weeks in length. During these first three semesters students attend classes online and residentially on Saturdays to receive their core MRI education. Semesters four and five are each 15 weeks in length of full time clinical externship (i.e., 30 to 40 hours per week) at an assigned clinical facility and include a guided research class in the fifth semester.

         MRI technology is a respected tool of the medical community and MRI Technologists with a thorough educational background are in high demand.


HOMELAND SECURITY PROGRAMS

         Recent national and world events have resulted in a demand for hundreds of thousands of newly trained safety and security workers. We are responding to this training need by offering three programs:

         o CERTIFICATE IN HOMELAND SECURITY (HS). The Certificate in Homeland Security program offers basic theory, applications, and procedures in public safety, including training in homeland security, administration of justice, principles of terrorist investigations, federal and state terrorism laws, criminal law, criminal investigation, and security procedures. Students also receive First Responder training.

              All students are required to attend an eight-hour Saturday orientation that introduces the students to the modular certificate program. All modules for the certificate program are six weeks in length, contain two courses and can be taken in any order. All courses that contain specific homeland security core courses have six weeks of online instruction and one, eight-hour Saturday residential seminar. All general education courses have six weeks of online instruction. The Certificate in Homeland Security is 30 weeks in length, comprised of 30 credit units taught in 5 modules (two courses per module) that are six weeks in length. The Certificate in Homeland Security program articulates with the Homeland Response and Emergency Management (HREM) degree program.

              A unique pedagogical feature of our Homeland Security certificate and degree programs is that they are offered in a stand-alone modular format versus a standard linear semester format. More specifically and for example, the HREM degree program consists of 22 courses and the Certificate in Homeland Security program consists of 10 courses. Two courses are offered in each six-week stand-alone module, meaning that every six weeks a new module begins. This allows for maximum educational flexibility for students in that a student may enter the homeland security certificate or degree programs every six weeks versus every three and one-half months if it were standard linear semester based. Furthermore, the modules are self-contained and do not build on each other directly; hence, students may choose to take modules when their schedule permits and still complete the program at their convenience, without missing crucial components of the education.

         o ASSOCIATE OF APPLIED SCIENCE DEGREE IN HOMELAND RESPONSE AND EMERGENCY MANAGEMENT (HREM). The Associate of Applied Science degree in Homeland Response and Emergency Management (HREM) program builds upon the training and knowledge a student has received in the Certificate in Homeland Security program. A student must successfully complete the Certificate of Homeland Security program before progressing onto the HREM degree program modules. The HREM degree program expands a student's practical understanding of the homeland security field through in-depth training in defensive tactics, criminal procedures, interview and interrogation techniques, crime scene and evidence processing, and investigative report writing. A student also gains leadership and management skills through training in community relations, organizational leadership, and emergency communications and planning.

              The HREM degree program is five semesters in length, comprised of 66 credit units taught in eleven modules (two courses per module) that are six-weeks in length. The HREM degree is designed for maximum educational flexibility because it is targeted toward public safety professionals and departments with busy schedules whose personnel need anytime, anyplace learning options. Such online and classroom options significantly reduce the necessary time away from work to complete one's education and, when the department is sponsoring such education, it significantly reduces the time and expense to back-fill for personnel who are attending off-site residential classes.

              Upon completion of the HREM program, a graduate is trained for safety and security employment positions in both business and not for profit sectors such as hospitals, airports, law enforcement, and federal, state, and municipal governments.

         o CERTIFICATE IN HOMELAND FIRST RESPONSE (HFR). In addition to the homeland security degree (HREM) and certificate (HS) programs, we are approved by BPPVE and accredited by ABHES to offer a 3 credit-hour program in Homeland First Response (HFR). This program is a cornerstone course in the homeland security degree and certificate programs, but it is also a stand-alone program for public safety professionals and volunteers who wish to complete the "National Standard Curriculum" for medical First Responders as well as a curriculum that is recommended by the federal Department of Homeland Security for first response to weapons of mass destruction (e.g., biologic, chemical, and nuclear threats).

              The Homeland First Response program in also a blended program such that a portion of the curriculum is offered online and a portion of the program is offered residentially.

         o CALIFORNIA TITLE 22 PUBLIC SAFETY FIRST AID TRAINING PROGRAM. The college also offers a California-specific version of its Homeland First Response program, which includes 11 clock-hours of online education and 12 clock-hours of "en face" residential hands-on training in CPR and First Aid. This program meets and exceeds California's Title 22 Public Safety First Aid training curriculum that is required of all volunteer and paid firefighters as well as law enforcement and medical personnel.


MASSAGE THERAPY PROGRAMS

         Massage Therapy has achieved unprecedented popularity in recent years, becoming one of the fastest growing health fields in the country. Complementary healthcare has become a multi-billion dollar industry, with massage and other "alternative" methods of healing being accepted as viable and worthwhile practices. Further, many medical insurance companies, worker's compensation insurance companies, and HMOs now recognize the therapeutic significance of massage and provide reimbursement for treatments to qualified massage therapists.

         Our Associate of Applied Science degree in Massage Therapy, Certificate in Advanced Massage Therapy, and Certificate in Fundamentals of Massage Therapy programs offer instruction in basic massage theory and practice, massage therapy research, the ethics of massage, advanced massage techniques, human sciences, business and computer skills, and general education classes. These programs prepare graduates to go into private practice, or for career opportunities working as massage therapists in pain relief centers, hospitals, physical therapy rehabilitation facilities, home health agencies, hospice centers, nursing homes and senior centers, health clubs, day and resort spas, cruise ships, corporations, for athletic teams, and working with other health care practitioners such as medical doctors, physical therapists, chiropractors, dentists, and psychologists.

     The Certificate in Advanced Massage Therapy indicates that the student has completed the appropriate training to be an effective massage therapist in many countries, certain regions in the State of California, and in various states throughout the United States. Graduation from the Certificate in Advanced Massage Therapy program enables the student to sit for the National Certification Board for Therapeutic Massage and Bodywork (NCTMB) exam. States and cities that regulate massage therapy often set unique educational requirements and determine independently whether to recognize NCTMB certification for licensing purposes. We advise prospective students to contact the state municipality where they plan to work in order to understand the applicable regulatory requirements. Graduates from our Associate of Applied Science degree in Massage Therapy program have potentially more opportunities in the workplace, including management and faculty positions. The Certificate in Fundamentals of Massage Therapy is an introductory program in massage therapy.

     In summary, we offer three Massage Therapy programs:

o ASSOCIATE OF APPLIED SCIENCE DEGREE IN MASSAGE THERAPY. The Associate of Applied Science degree in Massage Therapy program is a blended online and residential classroom program comprised of 6l credit units over 81 weeks including hands-on classroom training, lecture, online general education courses, and clinic course work.

o CERTIFICATE IN ADVANCED MASSAGE THERAPY. The residential Certificate in Advanced Massage Therapy program is 34 credit units offered in 33 weeks of instruction during the day program or 45 weeks of instruction in the evening program. Once graduated from this program, students are eligible to sit for the National Certification Board for Therapeutic Massage and Bodywork (NCTMB) exam. The curriculum structure also enables Certificate program graduates who desire more in-depth training to return and further their education by completing the Associate of Applied Science degree program in Massage Therapy.

o CERTIFICATE IN FUNDAMENTALS OF MASSAGE THERAPY. The residential Certificate in Fundamentals of Massage Therapy is comprised of 9 credit units over 9 weeks of instruction during the day program and 11 weeks of instruction in the evening program. This program is an introduction to massage therapy for those in professions who require basic massage certification or for those who want to enhance their personal or work lives with a basic understanding of massage therapy.

PHYSICAL THERAPIST ASSISTANT (PTA) PROGRAM

         Under the supervision of a physical therapist, the Physical Therapist Assistant (PTA) is an integral member of the rehabilitation team for patients who are recovering from injuries, surgeries, or disease. After passing the state PTA exam, graduates from our PTA program are prepared for entry-level work as PTAs. PTAs assist patients by providing services that help improve mobility, relieve pain, and prevent or limit permanent physical disabilities. People in need of physical therapy may include individuals with low back pain, arthritis, fractures, head injuries, cerebral palsy, and total joint replacements. PTAs have a wide variety of responsibilities which include implementing exercise programs for patients, gait training, balance training, teaching patients how to use assistive devices, wound care, massage, electrical stimulation, traction, ultrasound, transfer training and bed mobility, and training for impaired mobility. PTAs assess the patient's progress during treatment, analyze treatment effectiveness, and report the patient's status to the physical therapist. We offer an Associate of Applied Science degree in Physical Therapist Assistant program.

         o ASSOCIATE OF APPLIED SCIENCE DEGREE IN PHYSICAL THERAPIST ASSISTANT (PTA). The Associate of Applied Science degree in Physical Therapist Assistant is four semesters in length for a total of 75 credit units over 84 weeks. This integrated curriculum design provides clinical experience at hospitals and clinics to maximize clinical problem-solving skills and practical application of knowledge acquired through classroom and online courses.

         PTAs find rewarding careers in a variety of settings: hospitals (pediatric and adult); outpatient clinics; hospice programs; rehabilitation centers; skilled nursing facilities; home health agencies; community, corporate, and industrial health centers; sports centers; public and private schools; adult day health programs; assisted living and retirement communities.

MEDICAL OFFICE ADMINISTRATION PROGRAMS

         Medical office administration is an integral component of the business operations of all hospitals, clinics, HMOs, and other health care providing organizations. As such, there is an ongoing demand for trained medical office administrators and coders. To meet this demand we offer two programs in this area.

         o ASSOCIATE OF APPLIED SCIENCE DEGREE IN MEDICAL OFFICE ADMINISTRATION (MOA).

              The Associate of Applied Science degree in Medical Office Administration (MOA) is four semesters in length for a total of 60 credits units over 76 weeks. The program enables graduates to work as office managers in a variety of medical related settings.

         There is a dual emphasis to the MOA program allowing students to receive training in both the overall management of the medical office, as well as a specialized focus on health claims processing. The medical office administrator has a basic knowledge of office skills, computer competency, working knowledge of word processing and spreadsheets, understands appropriate documentation, computerized appointment scheduling, patient records and collection procedures. In addition, the medical office administrator has specialized knowledge in the preparation, submission, and processing of health insurance claims.

         Our Certificate in Medical Insurance Billing and Coding (MIBC) program is designed specifically for those students interested in medical billing, coding basics, and health insurance aspects of the medical administrative healthcare system. Designed for busy professionals, students may enroll in the entire program (Modules 1 through 5) or, with approval and previous education or experience, in one or more specific modules.

         With consistent and detailed teaching, the MIBC program is intended to provide curriculum addressing an inclusive array of medical billing, coding, and insurance topics ranging from the introductory courses to intense and detailed advanced billing courses. Upon successful completion of the program, graduates are prepared to obtain employment in the medical billing and medical coding area of the medical insurance field.

o CERTIFICATE IN MEDICAL INSURANCE BILLING AND CODING (MIBC). The MIBC program consists of five modules containing a total of 11 courses. Each module equals 5.33 credit units with the exception of the fifth module which equals 4.88 credit units. The program is delivered over a period of 20 weeks. The Certificate in MIBC program articulates with the Associate of Applied Science degree in Medical Office Administration
         (MOA) program.

         The MIBC curriculum is designed to be career-oriented and provide students with hands-on experience. In order to ensure that our program offerings continue to provide students with the knowledge and competencies sought by the business community, we use highly skilled instructors with extensive industry experience who, with the assistance of advisory boards and employed graduate contacts, develop and update the curriculum to ensure that our students receive the skills and knowledge that will be required by employers. This helps ensure that our graduates will be marketable to employers.

CONTINUING EDUCATION FOR NURSES PROGRAM

         Depending on state and national requirements, nurses are required to obtain approximately 30 hours of continuing education units (CEUs) per year to stay abreast of new developments in treatment modalities and healthcare administration and operations. Sonoma College is approved by the California Department of Consumer Affairs' Board of Registered Nursing as a "Continuing Education Provider" in California. Sonoma College provides a unique set of CEUs for nurses due to the specialized curricula we offer in MRI Technology, Physical Therapy, and Massage Therapy.

         o    NURSING CONTINUING EDUCATION COURSES. We currently offer three
              CEUs: MRI Safety for Nurses, Prevention of Physical Injuries for Nurses, and Acupressure (Shiatsu) Therapeutics for Nurses. These CEUs are offered on a rotating basis every two to three months.

RECRUITMENT

         We recruit students by admissions representatives at on-campus admissions offices. We use direct mail; radio and television advertising; telemarketing; print and Internet advertising; referrals from employers, current students, alumni, and faculty; and through our relationships with government agencies and corporations.

COMPETITION

         The post-secondary education market, composed of approximately 2,500 universities, colleges and schools nationwide, is highly fragmented and competitive with no single institution having a dominant market share. We compete with traditional publicly supported and independent two-year and four-year colleges, and other for-profit colleges, schools, and alternatives to higher education, such as employment training centers and military service organizations. Publicly supported colleges and universities may offer programs similar to those offered by us at a lower tuition level due to government subsidies, government and foundation grants, tax-deductible contributions, and other financial sources not available to for-profit colleges. Other for-profit colleges and schools offer programs that compete, to a limited extent, with our programs. We also compete to attract individuals who may otherwise keep or seek a full-time job, attend another career-oriented college or school or join the military.

         Our program offerings in the allied health disciplines include degree programs in Magnetic Resonance Imaging (MRI) and Physical Therapy Assistant
(PTA), and certificate and degree programs in Massage Therapy. We compete with other certificate and degree programs offered in the allied health field with courses offered by colleges and universities in California and nationwide. In the California area, there are currently over a dozen programs that are competitive to our programs. Nationwide there are hundreds of like programs. We, however, are the only college in the country to offer an associate degree in MRI Technology certified by the American Registry of Magnetic Resonance Imaging Technologists, one of the fastest growing technical medical fields. We have recently expanded our MRI degree program to two new consortium classrooms in Southern California (i.e., at Casa Loma College's campuses in Van Nuys and Los Angeles). Moreover, we are one of a handful of colleges in California to offer associate degrees in Physical Therapist Assistant and Massage Therapy.

         Our homeland security offerings began in February of 2004, when we launched one of the first associate degree programs in Homeland Response and Emergency Response (HREM) in the country having been approved by BPPVE and accredited by ABHES to do so.

         We differentiate ourselves from our competitors by providing new courses, such as HREM, that are not offered elsewhere and by providing maximum educational flexibility for students. Our HREM program is designed so that part of the program curriculum is offered online in an advanced college Internet learning management system and the balance of the program curriculum is offered on-ground in a standard residential college setting or off-site residential classes. The HREM degree is designed for maximum educational flexibility because it is targeted toward public safety professionals and departments with busy schedules whose personnel need anytime, anyplace learning options. Such options significantly reduce the time necessary away from work to complete one's education and, when the department is sponsoring such education, it significantly reduces the time and expense to back-fill for personnel who are attending off-site residential classes.

         We also offer students a stand-alone modular format versus a traditional linear semester format in some of our programs. More specifically, the HREM degree program consists of 22 courses each of which is a 3-credit unit college course. Two courses are offered in six-week stand-alone modules. A new module begins every six weeks. Again, this allows for maximum educational flexibility for students in that a student may enter the HREM degree program every six weeks versus every three and one-half months if it were traditionally linear semester based. Furthermore, the modules are self-contained and do not build on each other directly; hence, students may choose to take modules when their schedule permits and still complete the program at their convenience, without missing crucial components of the education.

         We believe that we enjoy a number of competitive advantages over our educational competitors. These advantages include the following:

         (i) CAREER-ORIENTATED CURRICULUM. Our curriculum is designed to be career-oriented and provide students with hands-on experience. We use highly skilled instructors with extensive industry experience who, with the assistance of advisory boards and employed graduate contacts, develop and update the curriculum to ensure our students receive the skills and knowledge that will be required by employers. This helps ensure that our graduates are marketable to employers.

         (ii) PROGRAM FLEXIBILITY. Our curriculum is designed to provide our students with the maximum educational flexibility. For example, our HREM, MRI, PTA, MOA, and Massage Therapy degree programs provide students with the capability to take a significant portion of their program curriculum online in an advanced college Internet learning management system and the balance of the program curriculum in standard residential college settings or off-site residential externships. Many of our programs are offered in a stand-alone modular format that allows students to take modules when their schedule permits and still complete the program at their convenience, without missing crucial components of the education.

         (iii) RECRUITING STRATEGY. We recruit students by admissions representatives at our on-campus admissions offices. We use direct mail; radio and television advertising; telemarketing; print and Internet advertising; referrals from employers, alumni, faculty and current students; and through our relationships with government agencies and corporations.

         (iv) GRADUATE PLACEMENT RATE. Our career services staff works closely with graduates by actively soliciting job leads and developing relationships with potential and current employers. These efforts have contributed to 80% graduate placement rate for our graduates for the year fiscal year 2003.

         (v) QUALITY OF FACULTY. Most of our faculty members have a high level of related industrial or professional experience. Approximately 24% of our faculty members hold advanced academic degrees.

         (vi) QUALITY OF OUR ONLINE COURSES. What further distinguishes our online curriculum is that we have spent a significant amount of resources to create an innovative, media-rich, state-of-the-art curriculum that taps both substantive pedagogy and the technical limits that online Internet learning affords. Our HREM online curriculum is highly interactive and laden with high quality professional illustration and animation presented with a 21st century virtual academic "look and feel".

ACCREDITATION

         Accreditation is a process of granting approval by an official review board to educational institutions and programs offered by those institutions, to show that such educational institution or program has met a recognized standard of quality. In the United States, accreditation is primarily a voluntary non-governmental process by which educational institutions submit themselves to qualitative review by an organization of peer institutions. Accrediting agencies include: 1) national accrediting agencies, which accredit institutions on the basis of the overall nature of the institution without regard to geographical location; 2) regional accrediting agencies, which accredit institutions within their geographic areas; and 3) programmatic accrediting agencies, which accredit specific educational programs offered by institutions. Accrediting agencies primarily examine the academic quality of the instructional programs offered at the institution. They also review the administrative and financial operations of the institution to ensure that it has the academic and financial resources to achieve its educational mission. Accredited institutions are subject to periodic review by accrediting agencies to ensure that such institutions maintain the academic standards required by the accrediting body and that they continue to fulfill the requirements set by such accrediting body. A grant of accreditation is generally viewed as certification that an institution and its programs meet generally accepted academic standards.

         Although accreditation is voluntary, we believe that accreditation provides us with significant advantages over non-accredited educational institutions such as: 1) prospective students, parents of students, and high school counselors view accreditation as assurance of a standard of educational quality and therefore seek accredited programs; 2) colleges and other educational institutions look to accreditation in evaluating the transferability of educational credits; 3) potential employers look to accreditation as a guarantee that candidates have obtained a certain quality of education; and 4) accreditation is necessary for eligibility for federal financial student aid.

         We are nationally accredited by the Accrediting Bureau of Health Education Schools (ABHES), an accrediting agency recognized by the United States Department of Education (ED), under the provisions of Chapter 33, Title 38, U.S. Code and subsequent legislation, on an uninterrupted basis, since our initial accreditation in 1995.

ABHES is recognized by the Council for Higher Education Accreditation ("CHEA"). Under HEA, recognized accrediting agencies such as ABHES must conduct regular inspections and reviews of the institutions they accredit, including unannounced site visits to institutions that perform career oriented education and training. Accrediting agencies also monitor institutions' compliance during the term of their accreditation. If an accrediting agency believes that an institution may be out of compliance with accrediting standards, it may place the institution on probation or a similar warning status or direct the institution to show "cause" why its accreditation should not be revoked.

         Sonoma College was visited by ABHES in May 2003 for an accreditation review and, as a direct result of their institutional review, our accreditation was extended through December 31, 2008.

         Our Physical Therapist Assistant Program is accredited by the American Physical Therapy Association's Commission on Accreditation in Physical Therapy Education (CAPTE). Sonoma College was visited in May 2004 for a program accreditation review, and we are presently proceeding through the re-accreditation process with CAPTE.

STATE APPROVAL AND LICENSING

         For-profit post-secondary educational institutions also require authorizations from state or provincial licensing agencies or ministries to operate colleges, recruit students, and grant degrees and certificates. The State of California adopted legislation that requires private, post-secondary educational institutions to meet certain standards for integrity, financial stability, and educational quality, including the offering of bona fide instruction by qualified faculty and the appropriate assessment of students' achievement prior to, during, and at the end of its program.

         We are approved by the higher education division of the California Bureau of Private Post-Secondary Education and Vocational Education (BPPVE) to award Associate of Science Degrees, Associate of Applied Science Degrees and certificates. Our approval from BPPVE was granted in August 2004 through December 31, 2007.

FINANCIAL AID

            Our Students finance their education through a combination of means that include individual resources, family contributions, financial aid and reimbursement (in whole or part) from employers. All our students who are unable to meet educational costs are encouraged to apply for financial assistance. In order to assist such students, we established a Financial Aid Office to advise students on obtaining federal, state, and other related sources of financial assistance and to administer federal, state financial aid programs. 59% of our students receive some form of government-sponsored financial assistance. Retaining the ability for our students to participate in federal and state financial aid programs is therefore extremely important to our business.

            In its 2003 report, the College Board noted that about half of all college students nationwide receive grant aid from at least one source, so there is considerable variation in the amounts that students pay for tuition out-of-pocket. With close to $42 billion in grant aid distributed in the 2002-2003 Fiscal Year, students enrolled in two-year public colleges received an average of almost $2,000 in grant aid and students enrolled in public four-year colleges averaged about $2,400. At four-year private institutions, grant aid averaged $7,300 per student.

GOVERNMENT FINANCIAL AID PROGRAMS

         The following U.S. Department of Education financial aid programs under Title IV of the Higher Education Act are utilized by students attending our school:

         o    Federal Pell Grant (PELL)

         o    Federal Supplemental Educational Opportunity Grant (SEOG)

         o    Federal Direct Loan (FDL)

         o    Federal PLUS Loan (PLUS)

         Grants are funds made available by the government or state for eligible students who demonstrate financial need. They do not need to be repaid. The Federal Pell (PELL) grant is a financial aid program under Title IV of the Higher Education Act that provides eligible students financial assistance up to $4,050 per award year. It is only available to undergraduate students. The Federal Supplemental Educational Opportunity Grant (SEOG) is a supplement to the Pell grant and is only available to students with the greatest financial needs as SEOG funds are limited per educational institution in accordance with a federally determined formula.

         Loans are funds made available to students or their parents directly from ED, rather than from commercial lenders. They need to be repaid. The Federal Direct Loan (FDL) is a long-term, low interest educational loan to the student. Federal PLUS Loans (PLUS) enable parents of a dependant student to borrow for the cost of their children's education. These loans are not based on financial need, they are not subsidized and interest charges and repayment begin upon receipt of the loan.

         In addition, some of our students utilize the Federal Work Study programs. This is a program where students earn money to help pay for educational expenses. Federal Work Study wages are 75% paid from federal funds and 25% from qualified employer funds. Work-Study encourages community service work and work related to the student's course of study.

         The HEA authorizes various federal student financial aid programs. Government-sponsored financial aid is of great importance to us because 56.5% of our tuition and fee revenues has been financed by government-provided financial aid received by our students. The HEA imposes numerous restrictions on institutions participating in federal student financial aid programs, including limitations on the number of courses that an institution of higher education may offer through telecommunications and on the number of students that may be enrolled in these courses. Failure of an otherwise eligible institution to comply with state licensing requirements renders an education provider ineligible to participate in federal financial aid programs.

         In addition, if an educational institution fails to obtain necessary state and accrediting agency approvals for education through telecommunications, it could be liable to ED for student financial aid to students in the program or other penalties

STATE FINANCIAL AID PROGRAMS

            In addition to the various federal loan and grant programs, state grant and loan assistance may be received by eligible students attending our school. The California grants are grants made available by the State of California for eligible students pursuing an undergraduate degree or vocational training.

STUDENT DEFAULT RATES

         For the fiscal year 2004, federal student loans represented 67.4% of the federal aid received by our students.

         Student loan default rates are determined by the number of students in repayment, not the amount of dollars in repayment.

         For a variety of reasons, high student loan default rates on federal student loans are most often found in proprietary institutions, institutions having large minority student populations and community colleges, all of which tend to have a higher percentage of low income students enrolled than do four-year publicly supported and independent colleges and universities. In 1989, ED instituted strict regulations that penalize educational institutions whose students have high loan default rates. These regulations were further tightened by the 1992 Higher Education Reauthorization Act. Any individual institution with a FFELP or FDSL cohort default rate exceeding 20% for the year is required to develop a default management plan in order to reduce defaults, although the institution's operations and its students' ability to utilize student loans are not restricted. Any individual institution with a FFELP or FDSL cohort default rate of 25% or more for three consecutive years is ineligible for participation in these loan programs and cannot offer student loans administered by ED for the fiscal year in which the ineligibility determination is made and for the two succeeding fiscal years. In addition, students attending an institution whose cohort default rate has exceeded 25% for three consecutive years will be ineligible for Pell grants. Any institution with a FFELP or FDSL cohort default rate of 40% or more in any year is subject to immediate limitation, suspension or termination proceedings from all federal aid programs.

         We carefully monitor our student loan default rate. To help reduce student loan default rates, ED requires that all educational institutions wait 30 days before disbursing funds to first-time, first-year undergraduates to prevent potential early-term dropouts from defaulting on their loans. Students who leave school in the early part of their educational program typically default on their loans at a higher rate than those students who remain and complete the program.

         According to ED, the final default rate for our college for 2002 (the latest year for which data is available) for all colleges and universities eligible for federal financial aid was 6.3% compared to 5.6% in the previous year. The reported rates reflect the proportion of former students who were due to begin repaying their loans during that year but who were in default by the end of that fiscal year. We are not subject to any restriction or termination under any student loan program.

90/10 REGULATION

         Pursuant to an ED regulation, a proprietary institution loses its eligibility to participate in the federal student financial aid programs if it derives more than 90% of its revenue from these programs in any fiscal year (the "90/10" Regulation). The "90/10" Regulation affects only for-profit post-secondary institutions, such as ours. If our college loses eligibility to participate in federal student financial aid programs, it could have a material adverse effect on our business, results of operations or financial condition. We received $677,921 and $648,226 (excluding Program Revenue) from federal student financial aid programs during fiscal years 2004 and 2003 respectively, representing 67.4% and 64.6% respectively of the total income.

ADMISSIONS

         All students who wish to be admitted to our college must complete and forward to our Admissions Office an Application for Admission together with a $100 application fee. The application fee is refundable only if the applicant is not accepted into the program. An applicant must be a high school graduate, have a General Education Development (GED) certificate, or hold a degree from an accredited post-secondary institution to be accepted into a program. Applicants must also be in general good health and meet minimum English proficiency requirements. Certain programs also require the applicant to attend an interview and pass a skills assessment test.

         To be admitted into the Associate of Applied Science in Homeland Security and Emergency Management, students must in addition have successfully completed all course work in the Certificate in Homeland Response program. To be admitted into the Associate of Applied Science in Massage Therapy, students must in addition have successfully completed all course work in the Certificate in Advanced Massage Therapy program or a similar program from another accredited institution.

TUITION FEES

         As of November 2004, the tuition fees for degree programs at our college will range from $3,500 to $4,100 a semester, a decrease of approximately -2% from the same period in 2003 due to decreases in tuition fees for certain programs exceeding increases in tuition fees for other programs. Thus the academic year (two semesters) will range from $7,000 to $8,200. As of November 2004 the tuition fees for Massage Therapy and Medical Insurance and Billing and Coding certificate programs at our college (based on one academic year) will range from $2,350 to $7,000. There was no increase from 2003. The cost of tuition will vary depending on the program taken, and whether students are enrolled on a full-time or part-time basis. Based upon current tuition rates, for a student enrolled in our five semester MRI degree program, total tuition cost would be $20,500. For a student enrolled in the four-semester Physical Therapist Assistant degree program, total tuition cost would be $16,000. For a student enrolled in the modular Homeland Security certificate program, which is equivalent to two academic semesters, total tuition cost would be $7,500. For a student enrolled in the modular Homeland Response and Emergency Management associate degree program, total tuition cost would be $15,000. A national survey of tuition released in 2003 by The College Board reported that the average college tuition and Fees in 2003-04 as compared to 2002-03 were as follows:

         o At four-year public institutions, tuition and fees average $579 more than last year ($4,694 vs. $4,115, a 14.1 percent increase).

         o At four-year private institutions, tuition and fees average $1,114 more than last year ($19,710 vs. $18,596, a 6.0 percent increase).

         o At two-year public institutions, tuition and fees average $231 more than last year ($1,905 vs. $1,674, a 13.8 percent increase).

         In addition to the tuition amounts described above, our students must purchase textbooks and supplies as part of their educational program in addition to paying a student activity fee as well.

REFUNDS

         We utilize the State of California's refund policy. Under provision of the Maxine Waters Student Protection Act, the student may withdraw from a course after instruction has started and receive a 100% refund of the unused portion of the tuition and other refundable charges.

         The resident instruction student has the right to full refund of all charges less the $100.00 admissions fee if he or she cancels the enrollment agreement before midnight of the eighth business day of each semester and has made an initial payment. Students canceling after the eighth day of instruction are eligible for a pro-rata refund of all fees paid for which instruction was not delivered. After the eighth business day, refunds are calculated from the last day of attendance. The last date of attendance is established as the last date of physical presence at the institution. The refund shall be the amount the student has paid for the instruction multiplied by a fraction, the numerator of which is the number of hours of instruction not received but for which the student has paid, and the denominator of which is the total number of hours of instruction for which the student has paid. The refund will be made within 30 days of the effective withdrawal date. The effective withdrawal date for a student will be when any of the following occur: 1) the date the student notifies the college in writing of withdrawal, or the date of withdrawal, whichever is later; 2) the date the college terminates the student's enrollment;
3) the student fails to attend class for a 10-consecutive-day period without prior written permission from a Program Director.

         The online student has a right to full refund of all charges less the $100.00 admissions fee if he or she cancels the enrollment agreement before midnight of the eighth business day of each semester and has made an initial payment. Students canceling after the eighth day of the instruction are eligible for a pro rata refund of all fees paid for which instruction was not delivered. The refund shall be the amount the student has paid for the instruction multiplied by a fraction, the numerator of which is the number of hours of instruction not received but for which the student has paid, and the denominator of which is the total number of hours of instruction for which the student has paid. Students are to log-on to the first lessons of their Internet courses on the first day of each semester. The last date of log-on is established as the last day of attendance. After the eighth-day, refunds are calculated from the last day of attendance. The refund will be made within 30 days of the effective withdrawal date, as explained above.

         If the student has had access to all courses through distance education and then requests a refund, the institution is obligated to provide all other educational services it agreed to provide, such as responses to students inquiries, student and faculty interaction, and evaluation and comment on lessons submitted by the students, but shall not be obligated to pay any refund.

STUDENT RETENTION RATES

         Most post-secondary educational institutions will experience student withdrawals from programs. Students withdraw from schools for a variety of personal or financial reasons. Others withdraw for academic reasons including failing to maintain satisfactory academic progress or failing courses. Based on the total enrollment and withdrawals during the period July 1, 2003 to June 30, 2004 our student retention rate was 83.8%. This is above the average industry student retention rate which, according to the Accrediting Council for Independent Colleges and Schools, 2003 Summary of Key Operating Statistics, was a 74.7% student retention rate for all institutions in 2002.

STUDENT GRADUATE PLACEMENT

         We believe that the placement of our graduating students is an important goal of our career oriented school and essential to our ability to attract new students. Since our founding in 1992, as the Western Institute of Science and Health, we have graduated over 550 students. Our graduate placement rate for 2003 was 80%. According to the Accrediting Council for Independent Colleges and Schools 2003 Summary of Key Operating Statistics, the average industry graduate placement rate was 77.1% for all institutions in 2002. In order to assist students in their career development, we provide the following services:

         o Our Program Directors are available to assist any of our students, graduates and alumni

         o In their final semester, students receive information on how to prepare a resume. All students are guided through the process and given feedback in order to improve their drafts. At the end of the semester, the students have prepared and refined their resumes and cover letters to provide potential employers with a polished product

         o Students receive a review of interview skills, strategies, and techniques, including telephone etiquette, dress, and typical questions. Students also acquire perspective and techniques on how they should use the interview process to gain insight into the facility with which they are seeking employment

         o Our Student Service Office, with the assistance of each program's advisory board, collects and keeps on file articles on information about industry growth, conditions and trends, that are made available to our students

STUDENT SERVICES

         In order to help ensure completion of programs of study, we provide assistance and encouragement. Students are encouraged to utilize all the services available to them. At a required orientation day meeting, our students are given a complete review of these services, as well as an orientation to the college as a whole. The services include:

ADVISORS

         The Program Director and faculty are responsible for advising students. Instructors, whenever possible, give individual help as needed to each student requesting it, including mentoring and assisting with those things that influence academic success. The Program Director and faculty regularly provide individualized academic advising meetings. The Program Director provides information on childcare, transportation, housing, job search support, and other non-therapeutic advice. Students are provided with the appropriate resources should they need to benefit from psychological support. We do not provide a formal tutoring program (although we offer students assistance in finding one-on-one tutoring), however, students who are having difficulty are encouraged to consult with their instructor(s) to seek advice or assistance whenever they experience difficulties understanding the material covered. Freshmen are assigned to study groups, and teaching assistants provide additional assistance in lab settings.

ORGANIZATIONAL STUDY SKILLS PROGRAM (OSS)

         All students are assessed in each class during the first three weeks of every semester. Any student who is having academic problems may be referred to the Program Director for assistance. A faculty member automatically refers any student who receives a "D" or "F" test grade for assistance. The Program Director works with the student and faculty member to develop goals and strategies to achieve these goals. Strategies may include tutoring, study groups, new study techniques, or different instructional or assessment methods. The Program Director is responsible to schedule follow-up meetings and will perform an end of semester review on each current OSS to evaluate success.

TUTORING

         As part of enhancing the student's learning experience, we offer students assistance in finding one-on-one tutors for those who need support in their individual programs. Students pay their tutors directly.

STUDY GROUPS

         We believe cooperative learning is an effective way to master difficult material. The Program Directors facilitate the formation of student study groups. On occasion, instructors may form tutorial groups for students requiring special assistance. The decision to offer such a group is left to the discretion of each instructor, and participation is voluntary.

INSTRUCTIONAL SUPPORT AND LEARNING RESOURCES

         Our Petaluma Campus library is devoted to important texts, references, and journals in homeland security, occupational therapy, physical therapy, and massage therapy. The San Francisco Campus library focuses on Massage Therapy, MRI, and homeland security resources. The computer labs at each campus are an integral part of the library research support provided by us. Computers have Internet access as well as online access to major libraries in the area.

PROFESSIONAL EXAM REVIEW

         Once students have completed their final clinical internship or fieldwork, graduation is not the last step. In order to practice as a Physical Therapist Assistant, or a nationally certified Massage Therapist, a student must pass the appropriate licensure or certification examination. To help with the review, Sonoma College organizes an Exam Review Day. This is typically held after graduation, but before students are eligible to take the test. The review is organized by subject matter and instructors participate.

HOUSING

         Although we do not own any student housing, we assist students in their housing search.

SEASONALITY

         Our business tends to be seasonal, varying according to the enrollment periods throughout the year. We expect our earned revenues for our 1st quarter to be slightly lower than other quarters because our student enrollment is lower during the summer months June, July and August. Our highest enrollment and revenues typically occur during the fall back-to-school period which corresponds to the 2nd and 3rd quarters of our fiscal year. Since a substantial portion of our selling, general and administrative expenses are incurred evenly throughout the year, we expect that our 1st quarter results will be adversely impacted by the seasonality of our earned revenues.

INTELLECTUAL PROPERTY

         We have spent a significant amount of resources to create an innovative, media-rich, curriculum that taps both substantive pedagogy and the technical limits that online and "datacasted" learning affords. For example, our HREM online curriculum is highly interactive and laden with high quality professional illustration, animation, and video presented with a 21st century virtual academic "look and feel." Our proprietary program information is copyrighted. To protect our rights to intellectual property, we rely on a combination of copyright law, trademark, trade secret protection, confidentiality agreements and other contractual arrangements.

TRADE MARKS AND SERVICE MARKS

         We use a number of trademarks. All trademarks, service marks and copyright registrations associated with the business are registered in the name Sonoma College, Inc and expire over various periods of time. We vigorously defend against infringements of our trademarks, service marks and copyrights.

ADMINISTRATION AND EMPLOYEES

         Our school is managed by a president and has a staff that includes program directors, an on-line technical coordinator, a registrar, accounting and administrative representatives, financial aid officer, and other professionals. We employ approximately 48 regular full- and part-time employees. None of our employees are represented by a union and there are no collective bargaining agreements in place. We believe that our relationship with our employees is satisfactory.

FACULTY

         H. John Stalcup Ph.D., the President and Chief Academic Officer of the College, hires faculty members in accordance with our established college criteria and applicable state law. Most faculty members have related industrial or professional experience. Approximately 37% of our faculty members hold advanced academic degrees. Faculty members are evaluated each semester based on student comments and observations by the Academic Dean and the course director. As of September 2004, there were over 6 full-time faculty members for the two campuses. In addition, we engaged approximately 30 part-time, adjunct and visiting faculty.

FACILITIES

PETALUMA CAMPUS

         Our main campus is now located in a 12,000 square foot professional building in Petaluma, California (about an hour north of San Francisco). The main campus consists of classrooms, laboratories, an anatomy laboratory, student lounge and study space, a computer laboratory and office space for the staff. Our Petaluma campus library is devoted to important texts, references, and journals in homeland security, administration of justice, criminal justice, occupational therapy, physical therapy, massage therapy, medical office administration, and medical insurance billing. Instructional equipment at the school includes televisions, video recorders, a film projector, computer projectors, overhead projectors, lab equipment, anatomy models, video equipment and state of the art therapy equipment. Our library and computer laboratory has stand-alone and networked computer workstations that provide access to the Internet, certain on-line medical literature search engines and major libraries in the area. The campus is fully accessible to persons with disabilities and has an elevator. The campus is accessible to major thoroughfares and public transport and close to stores, restaurants, hiking trails and a large park.

         In addition, we provide students with Community Library Cards that allow our students access at the Sonoma State University's Ruben Salzar Library, a fully accredited academic research library located in Rohnert

Park. The library has approximately 435,000 bound volumes, 2,600 periodical systems and more than 1,200,000 items in the microform collection. Our students' library privileges include access to certain specialized science and health system databases. The Community Library Cards also provide our students access to the medical library at Sutter Medical Center of Santa Rosa, the most extensive medical library in California, north of San Francisco, and the library at Santa Rosa Junior College in Santa Rosa.

SAN FRANCISCO CAMPUS

         A second campus is located in the downtown financial district of San Francisco. The San Francisco campus is comprised of 5,000 square feet of classrooms, laboratories, student lounge and study space, a computer laboratory and an office space for the staff. The campus is fully accessible to persons with disabilities and has an elevator that runs between the floors. The campus is easily accessible by public transportation, including the subway, buses and cable cars. Our San Francisco campus library focuses on massage therapy, MRI, and homeland security resources.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND PLAN OF OPERATIONS

         THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND PLAN OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

GENERAL

         We own and operate a proprietary, post-secondary institution that offers students associate degrees, diplomas or certificates in the allied healthcare, administration of justice and homeland security fields. As of November 1, 2004, we operate two campuses. Our main campus is now located in Petaluma, California (about an hour north of San Francisco) and our second campus is located in the downtown financial district of San Francisco. Our revenues for the two years ending June 30, 2004 were derived from two major sources: (i) tuition, textbook sales, fees and charges paid by, or on behalf of, our students and (ii) Program Revenue. A large number of the our students paid a substantial portion of tuition and other fees with funds received through student assistance financial aid programs under Title IV of the Higher Education Act of 1965, as amended (the "HEA"). We received approximately 67.4% of revenue determined on a cash basis from such funds for the year ended June 30, 2004 as compared to 64.4% for the year ended June 30, 2003.

         Our revenues vary based on student enrollment and population. Tthe number of students that attend our campuses, the number of new student enrollments during a fiscal period, student retention rates and general economic conditions generally impact student population. The introduction of new programs and reinvigorating existing ones have been significant factors affecting increased student population in our programs in the Spring 2004 timeframe.

         Revenues fluctuate as a result of seasonal variations in our business and due to capacity and scheduling limitations. These factors impact student population, which varies as a result of new student enrollments and student attrition. Historically, we have had lower student enrollments in the 1st quarter of our fiscal year (July-August-September) year compared to the remainder of the year. This is due to fewer scheduled enrollments during the months of June, July and August. In addition, as our programs vary in length generally from 5 to 21 months, this impacts the scheduling of new starts in some programs. Expenses, however, do not vary as significantly as student population and revenues. We expect quarterly fluctuations in operating results to continue as a result of enrollment patterns, capacity and scheduling limitations. Such patterns may change, however, as a result of acquisitions, new school openings, increased capacity and new program introductions. The operating results for any quarter are not necessarily indicative of the results for any future period.

         We must be authorized by the state in which operate, accredited by an accrediting commission that ED recognizes, and certified by ED to participate in Title IV Programs. Any substantial restrictions on our ability to participate in Title IV Programs would adversely affect our ability to enroll students.

         Accounts receivable are due from students and are primarily expected to be paid through the use of federal and state sources of funds. Students are responsible for amounts not available through federal and state sources and unpaid amounts due when the student withdraws. Under the HEA requirements, students are obligated to us for education costs that the student can no longer pay with HEA Title IV funds. We expect that non-Title IV accounts receivable due from students may increase in the future as student enrollment increases and that the related provision for uncollectible accounts may also increase.

RESULTS OF OPERATIONS

The following table summarizes results of operations for each of the three years ended June 30, 2004, 2003 and 2002.

                                   --------------------------------------------
                                                    June 30,
                                   --------------------------------------------
                                       2004           2003            2002
                                   --------------------------------------------

Tuition and Fee Income:

Tuition                               92.2%          89.7%           89.2%
Student Application Fees               1.7%           1.5%            2.6%
Student Service Fees                   2.8%           1.3%            1.7%
Book Sales                             1.9%           5.4%            4.4%
Other income                           1.3%           2.1%            2.1%
                                   --------------------------------------------
                                     100.0%         100.0%          100.0%
                                   ============================================
Year to Year Increase (Decrease)      (22%)           50.6%
                                      ----              ---
                                   --------------------------------------------

                                   -------------------------------------------------------------------
                                        June 30, 2004         June 30, 2003        June 30, 2002
                                   -------------------------------------------------------------------
                                                      %                     %                     %
                                   -------------------------------------------------------------------
REVENUES

Tuition and fee income               $   886,871     54.8%   $1,133,298   71.4%    $  752,734     45.6%
Program revenue - related party          731,500      45.2      454,804    28.6       899,527      54.4
                                     -----------   -------    ---------   -----    ----------    ------
                                       1,618,371     100.0    1,588,102   100.0     1,652,261     100.0
                                     -----------   -------    ---------   -----    ----------    ------

Instructional costs                      696,397      43.0      674,999    42.5       635,834      38.5
Sales and marketing                      383,510      23.7       87,670     5.5       123,095       7.5
General and administration               712,520      44.0      639,993    40.3       978,005      59.2
Consulting expense - compensatory
stock issuance                            15,567       1.0           --     0.0            --       0.0
Legal settlement                              --       0.0      108,962     6.9            --       0.0
Depreciation and amortization             39,791       2.5       17,641     1.1        18,781       1.1
                                     -----------   -------    ---------   -----    ----------    ------
TOTAL OPERATING EXPENSES               1,847,785     114.2    1,529,265    96.3     1,755,715     106.3
                                     -----------   -------    ---------   -----    ----------    ------
OPERATING (LOSS) INCOME                (229,414)    (14.2)       58,837     3.7     (103,454)     (6.3)
                                     -----------   -------    ---------   -----    ----------    ------
OTHER EXPENSES
Interest expense                         (6,418)     (0.4)      (6,102)   (0.4)       (9,348)     (0.5)
                                     -----------   -------    ---------   -----    ----------    ------
    Net (loss) income before
      income taxes                   $ (235,832)   (14.6%)    $  52,735    3.3%    $(112,802)    (6.8%)
                                     ===========   =======    =========   =====    ==========    ======
                                   -------------------------------------------------------------------

YEAR ENDED JUNE 30, 2004 AS COMPARED TO YEAR ENDED JUNE 30, 2003

REVENUES:

Total revenues for 2004 increased by $30,000 as compared to 2003, or 2%. Tuition and fee income earned declined by 20% or $247,000 to $887,000 in 2004 as compared to $1,133,000 in 2003 while Program revenue-related party increased by 60% or $277,000 to $732,000 in 2004 from $455,000 in 2003.

Tuition and fee income:

Revenue from our Magnetic Resonance Imaging ("MRI") program increased $52,000 to $383,000 in 2004 as compared to $331,000 in 2003. We continue to expand this program, which we began in 2002, to meet great demand in the marketplace as this specialty grows.

We had our first students in the Homeland Security Program, which resulted in $28,000 in earned revenue. We plan to expand this program in 2005 and future years.

Physical Therapy Assistant tuition declined by $57,000 to $150,000 in 2004 as compared to $207,000 in 2003. There were indications that the program would be harmed by elimination in the insurance reimbursement for this service, which would damage demand in the marketplace for this specialty. We also began to implement the process of relocating our Rohnert Park location to Petaluma in fiscal 2003, which adversely affected recruiting and new student starts. Since we need to maintain a site until program completion, we did not start new students at that location in late fiscal 2003 and early 2004. Since that time, it was determined that treatment reimbursements by insurance providers will continue and we have completed our relocation to Petaluma. New classes towards the end of 2004 have been instituted which will reflect in revenue in early 2005 and thereafter. In addition our new President and Chief Academic Officer was in the process of implementing many of the changes and improvements discussed in 2004.

Tuition earned on all Massage Therapy ("MT") programs declined by $225,000 to $254,000 in 2004 as compared to $479,00 in 2003. We changed our name at that time to Sonoma College from the Western Institute of Science and Health, which caused some confusion in the marketplace and disruption in recruiting for new enrollment. Our Director of Massage Therapy resigned and it took an extended period of time to find a suitable replacement. We expect a strong recovery in MT student starts in 2005 in both locations.

Tuition and fee income also includes book sales, student application and service fees and other miscellaneous items. The aggregate of this revenue declined $47,000 to $69,000 in 2004 as compared to $116,000 in 2003. A $10,000 increase in fees (fees raised) was offset by a $44,000 decrease in book sales. The decline in book sales results from lower revenue (fewer students) and a decision to refer students to other sources. We plan to begin direct book sales again in 2005.

Program Revenues was derived from an arrangement with a related party company interested in developing a distance education program to be offered over the Internet in allied health fields. We provided the course material and curricula, the Internet platform and kept all course related material up to date. The level of and changes in Program Revenues - related parties, correlated to the activities in the college with respect to its undertakings in the development of program and curricula, specifically Home Land Security and MRI.

Effective June 30, 2004, we determined that we would focus our resources on developing direct sources of revenues and programs, which could maximize our potential and value in the long run, and terminated the Program Revenue arrangement. This resulted in our first Consortium Agreement in August 2004, with Casa Loma College whereby select programs of each institution will be operated on the other's campuses in the form of "satellite" programs. The mutually agreed upon initial focus will be on providing our MRI Technology Program at campuses owned and/or operated by Casa Loma College. In this model, we will earn 60% of the tuition and fees. The initial term is for two years, which will renew for successive two-year terms unless cancelled by either party. We are in negotiations with other institutions for similar arrangements. We anticipate developing multiple arrangements, which we expect will be in force for multiple years.

OPERATING EXPENSES:

INSTRUCTIONAL COST

Instructional Costs include direct and indirect salaries and payroll taxes, operating expenses of programs including curricula and Internet costs, and other educational related expenses. Instructional costs vary in relation to tuition earned and Program Revenue. The decline in tuition and fee income earned was more than offset by an increase in program revenue. While we generally incur a lower ratio of instructional costs with respect to Program Revenue as compared to tuition, instructional cost increased $21,398 to $696,397 in 2004 as compared to $674,999 in 2003. We hired a new full-time MRI Program Director in 2004. This has resulted in increasing enrollment in MRI from 114 students in 2003 to 168 in 2004, and we anticipate continued growth in MRI. New senior management and the various initiatives required an investment in improving the faculty in order to offer quality programs, attract and retain students. Consequently our faculty and related costs trended up towards the end of fiscal 2004, as did enrollment in our various programs, specifically massage therapy and MRI.

SALE AND MARKETING:

Sales and Marketing includes the costs of advertising, promotion, recruitment and associated costs and expenses. Advertising and promotion increased $217,528 to $249,942 in 2004 as compared to $32,414 in 2003. Recruitment salaries increased $59,692 to $107,390 in 2004 as compared to $47,698 in 2003.We aggressively initiated new radio and TV and print advertising in our markets. We retained additional experienced consultants and management to develop multi-media and Internet based programs, as well as advertising programs to attract students and promote our new name. These efforts have resulted in a renewed interest and growth in the Massage Therapy program as well as tremendous growth and demand in the MRI program. We have also been active in promoting new potential offerings in the Homeland Security area.

We have been actively pursuing opportunities on a national level. This has necessitated additional expense.

GENERAL AND ADMINISTRATION:

In 2004 we made significant progress in improving the strength and professionalism of our management and executive team. We have a new President and Chief Academic Officer and other important senior management. Total administrative salaries increased $98,088 to $255,805 in 2004 as compared to $157,717, which included an increase of $56,189 in executive salaries. We have secured additional space for our San Francisco location and relocated our satellite location to Petaluma from Rohnert Park, which we believe is a superior location for recruiting students and for its proximity to our San Francisco location. We incurred lower occupancy costs in 2004 as compared to 2003. However this trend will reverse in 2005 with a full year of expanded facilities in San Francisco. In addition, we incurred costs in acquiring MW Asia, Inc and financial consulting expense totaling $37,245. Refer to our consolidated financial statements for details of this transaction and lease commitments included elsewhere in this document.

DEPRECIATION AND AMORTIZATION:

We capitalized $122,756 and $36, 360 in 2004 and 2003, respectively, in additional curricula costs, which were included in intangible assets, related to various programs. In 2004, approximately $81,000 was for the Homeland Security curricula and $33,000 for the Pharmacy Assistant program. $30,000 of the Homeland Security costs resulted from the value of stock options issued See Note 8 to the Consolidated to Financial Statements included elsewhere herein. The remainder of $92,756 was funded through our cash flow. In 2003 the additions related to the MRI curricula.

Amortization of Intangible assets, curricula commenced in 2004 and resulted in a $17,588 increase in depreciation and amortization expense in 2004 as compared to 2003. The remainder results from additional amortization and depreciation of capitalized leases and other additions.

PROVISION FOR INCOME TAXES:

We had no income tax provision for 2004 as a result of the Net Loss of $235,832. We have a net operating loss carry forward of $234,000 available to offset future federal taxable income, which expire from 2022 through 2024. We have established a full valuation allowance for the resulting deferred tax asset of $133,800 in our financial statements, because utilization of this asset is not assured in future periods.

NET LOSS:

The reported net loss for 2004 as compared to net income in 2003 results from primarily from the increase in selling and marketing, and general and administration expense levels we have undertaken to promote our anticipated future growth as described herein, partially offset by the fact that we did not incur any legal settlement costs in 2004 as compared to 2003. While there were significant component fluctuations as described above, the result of Revenues reduced by Instructional Costs in 2004 of $921,974 as compared to $913,103 in 2003, represented a net increase of $8,871.

YEAR ENDED JUNE 30, 2003 AS COMPARED TO YEAR ENDED JUNE 30, 2002

REVENUES:

Total revenues for 2003 decreased by $64,000 as compared to 2002, or 3.8%. Tuition and fee income earned increased by 51% or $381,000 to $1,133,000 in 2003 as compared to $753,000 in 2002 while Program revenue-related party decreased by 49.4% or $444,000 to $455,000 in 2003 from $899,000 in 2002.

Tuition and fee income:

Revenue from our Magnetic Resonance Imaging ("MRI") program increased $194,000 to $331,000 in 2003 as compared to $137,000 in 2002. Creating and expanding this program was a major focus beginning in 2002, to meet great demand in the marketplace as this specialty grows.

Physical Therapy Assistant tuition increased by $75,000 to $207,000 in 2003 as compared to $132,000 in 2002. Beginning in 2003, we had indications that the program could be impacted by elimination of insurance reimbursement for this service, which would damage demand in the marketplace for this specialty. We also began planning the relocation of our Rohnert Park location, which adversely affected recruiting and new student starts. Since we need to maintain a site until program completion, we reduced recruiting efforts and new student starts in this program at that location in late fiscal 2003 and early 2004.

Tuition earned on all Massage Therapy ("MT") program increased modestly by $57,000 to $479,000 in 2004 as compared to $422,000 in 2002. We strengthened our online MT offering in 2003, which increased this component of the program by $93,000 to $140,000 in 2003. This was partially offset by a decline at our Rohnert Park location. Tuition and fee income also includes book sales, student application and service fees and other miscellaneous items. Fee income, which in the aggregate approximated 6.6% of total revenue in 2003, increased by $34,000 to $116,000 in 2003 as compared to $82,000 in 2002. The major component was an increase of $27,000 in booksales in 2003 as compared to 2002.

Program Revenues was derived from an arrangement with a related party company interested in developing a distance education program to be offered over the Internet in allied health fields. We provided the course material and curricula, the Internet platform and kept all course related material up to date. The level of and changes in Program Revenues - related parties, correlated to the activities in the college with respect to its undertakings in the development of program and curricula, specifically and MRI. These activities were significantly reduced in 2003 as compared to 2002 since we spent more time focusing on developing the MRI and Homeland Security programs, our campus relocation and strategic management issues.

OPERATING EXPENSES:

INSTRUCTIONAL COST

Instructional Costs include the costs direct and indirect salaries and payroll taxes, operating expenses of programs including curricula and Internet costs, and other educational related expenses. Instructional costs vary in relation to tuition earned and program revenue. The increase in Tuition and fee income earned was more than offset by a decrease in Program Revenue. While, we generally incur a lower ratio of instructional with respect to Program Revenue as compared to tuition, instructional cost increased $39,165 to $$674,999 in 2003 as compared to $635,834 in 2002. An increase in Online revenue associated with our MT programs required less instructional costs. Certain managerial personnel assumed limited instructional responsibilities in 2003, which served to reduce instructional costs.

SALE AND MARKETING:

Sales and Marketing includes the costs of advertising, promotion, recruitment and associated costs and expenses. Advertising and promotion decreased $63,479 to $32,414 in 2003 as compared to $95,893 in 2002. Recruitment salaries decreased $23,552 to $47,698 in 2003 as compared to $24,146 in 2002. These reductions were a result of our focus on developing new programs as described above for future introduction, decline in recruiting activities related to the physical therapy program and personnel changes. We redirected our available cash resources accordingly.

GENERAL AND ADMINISTRATION:

In 2003 we recognized certain limitations in our senior executive group and reduced personnel in this area in anticipation of recruiting new personnel. Total administrative salaries decreased by $234,618 to $157,716 as compared to $392,334 in 2002. This included a decrease in executive management salaries of $152,414 to $79,485 in 2003 as compared to $231,899 in 2002. This was partially offset by an increase of $39,000 in the costs of consultants in 2003 as compared to 2002 retained to partially fulfill these functions. Rohnert Park office salaries were also substantially reduced in this period. Occupancy costs increased by $65,965 to $314,948 in 2003 as compared to $248,983 in 2002. We incurred a net $50,197 in additional office and classroom rent as we expanded our facilities in San Francisco and reduced in Rohnert Park.

DEPRECIATION AND AMORTIZATION:

Depreciation and amortization expense was relatively consistent between 2004 and 2003. We made no significant acquisitions of Property and Equipment in 2003. Additions to our Intangible assets related to our MRI curricula, which began amortizing in 2003.

PROVISION FOR INCOME TAXES:

The 2003 provision for income taxes of $13,700 includes the utilization of an $8,200 2002 deferred tax asset to offset the federal income tax liability for 2003.

LEGAL SETTLEMENT:

This item includes the settlement and legal expenses associated with the legal matter described in Note 9 to the consolidated financial statements included elsewhere in this document.

NET INCOME:

The reported net income in 2003 as compare to a net loss in 2002 resulted from our reduction in selling and marketing and general and administration expenses, partially offset by a decrease of $103,324 in Revenues less Instructional Costs and the $108,926 legal settlement incurred in 2003.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2004 we had cash and cash equivalents of $346,219, as compared to $23,600 at June 30, 2003. This increase was a direct result of a Private Placement beginning in April 2004, resulting in net proceeds of $625,000 received through June 30, 2004. An additional $85,000 was collected during the period July 1, 2004 to October 31, 2004. As of June 30, 2004, ann additional $75,000 was subscribed for, which we expect to receive by December 15, 2004. We used and are using these proceeds for working capital purposes, including the continuing development of the consortium program, marketing and recruitment activities, enhancement of our online learning website and the continued strengthening of the management team, administrative staff and faculty. The company purchased additional curricula and operating equipment totaling approximately $123,000, entered into capitalized lease arrangements for an additional $25,000 in equipment and acquired additional curricula for its homeland security programs through the issuance of stock options to a related party, with a fair value of $30,000. The company is also incurring legal, accounting and consulting costs in filing a registration statement on Form SB-2 with the Securities and Exchange Commission.

We have taken steps to improve our collection experience and reduce bad debt write-offs. These steps include hiring experienced personnel, enforcing collection procedures with students and instituting periodic payment plans and/or installment notes for the unfunded portion of student tuition and fees.

As noted above, while tuition and fee income earned in 2004 declined by $246,427 to $886,871, unearned tuition and advanced tuition increased by $109,804. This increase improves cash flow, while lagging in terms of reported revenue for financial statement reporting purposes. Further, Program Revenue increased by $276,696 to $731,500 for the year ended June 30, 2004 as compared to June 30, 2003, all of which (including the $116,000 June 30, 2004 receivable) has been collected.

Effective June 30, 2004, we terminated our arrangement with Higher Education Services, LLC, a related party, as more fully described in Note 8 in the notes to the financial statements included elsewhere herein. We earned $731,500 and $454,804 for the years ended June 30, 2004 and 2003, respectively under that arrangement. In addition, we have concluded that focusing our resources on initiatives such as the growing our homeland security, MRI and PTA courses and consortium programs will yield more lasting results in building our reputation and notoriety on a regional and national level. We anticipate that this will in turn yield positive financial results. We are seeing, as explained above under the discussion of Revenue, that as a result of measures we have taken, enrollment in our Sonoma programs will more than compensate for this loss in revenue.

As described in Note 11 included in Notes to the Consolidated Financial Statements included elsewhere herein, the Company entered into a Consortium Agreement with another college on August 3, 2004. Under that arrangement we began to operate satellite MRI Technology Programs at their campus, the initial program commencing in October 2004. Other programs are planned We believe that substantial future income and cash flow will be derived from this relationship. We are currently in negotiations with other institutions for similar arrangements.

REPORTS TO SECURITIES HOLDERS

We intend to provide an annual report that includes audited financial information to our shareholders. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. We will become subject to disclosure filing requirements once our SB-2 registration statement becomes effective, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Forms 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D. C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

                             DESCRIPTION OF PROPERTY

We do not own any property, real or otherwise. We currently lease two properties.

PETALUMA CAMPUS

Our main campus is now located in a 12,000 square foot professional building in Petaluma, California (about an hour north of San Francisco). The main campus consists of classrooms, laboratories, an anatomy laboratory, student lounge and study space, a computer laboratory and office space for the staff. We believe that the facilities described above are leased at fair market value and are adequate for the foreseeable future. Pursuant to the terms of a sublease agreement, as amended, the Company subleases the property up to December 31, 2007 and the current rent is $18,865.53 per month.

SAN FRANCISCO CAMPUS

A second campus is located in the downtown financial district of San Francisco. The San Francisco campus is comprised of 5,000 square feet of classrooms, laboratories, student lounge and study space, a computer laboratory and an office space for the staff. Pursuant to the terms of a lease agreement, the Company leases the property on a month to month basis and the current rent is $8,438 per month.

We do not have any investments or interests in any real estate. The Company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 26, 2004, the Company and Homeland Safety Training, Inc., a company which is majority owned by H. John Stalcup, the President and Chief Academic Officer of the College, and Director of the Company, entered into an Assignment of Rights and Exclusive License And Assumption of Obligations and Sale of Certain Assets Agreement in connection with the license of certain intellectual property consisting of course content and related copyrights. The agreement was amended on September 12, 2004. Pursuant to the agreement, as amended, the Company granted Homeland Safety Training, Inc. an option to purchase 400,000 shares of common stock of the Company at an exercise price of twenty-five cents ($0.25) per share. The option may be exercised during the period beginning on June 30, 2006 and ending on June 30, 2011.

         In addition, on February 26, 2004, the Company and H. John Stalcup entered into an employment agreement whereby H. John Stalcup would serve as the President and Chief Academic Officer of the College. The employment agreement was amended on September 12, 2004. Pursuant to the employment agreement, as amended, Mr. Stalcup is shall receive the following compensation:

          For the period beginning on February 26, 2004 and ending on August 31, 2004, Mr. Stalcup's salary shall be equivalent to seventy five thousand dollars ($75,000) per year. For the period beginning on September 1, 2004 and ending on the termination of the Agreement, Mr. Stalcup's salary shall be equivalent to one hundred thousand dollars ($100,000) per year.

         In addition, beginning on September 1, 2004, Mr. Stalcup may be entitled to a quarterly cash bonus of up to twenty five thousand dollars ($25,000) (not to exceed one hundred thousand dollars ($100,000) per year)(the "CASH BONUS"), as determined on a quarter by quarter basis, if Mr. Stalcup and/or the Company achieves certain quarterly objectives as agreed to in writing by and between the Board of Directors of the Company and Stalcup.

         Furthermore, for each of the next three (3) fiscal years of the Company (commencing with the year ending in 2005), Mr. Stalcup may be entitled to an option to purchase three hundred thirty three thousand (333,000) shares of common stock of the Company for the achievement of certain objectives as agreed to in writing by and between the Board of Directors of the Company and Mr. Stalcup. The exercise price with respect to any option granted pursuant to the employment agreement shall be the fair market value of the common stock underlying such option on the date such option was granted.

         The employment agreement will terminate on June 30, 2007 unless renewed by the Company no later than May 31, 2006.

         For each of the years ended June 30, 2004 and June 30, 2003, the Company has entered into annual agreements with Higher Education Services, LLC ("HES"), a related party, in developing distance education programs to be offered online in massage therapy, allied health and homeland security. The Company's responsibilities included writing mutually selected courses, placing the courses on the Internet, providing an electronic platform, obtaining necessary accreditations, teaching the courses to live students and program maintenance. During all periods reported herein, the members of HES (program revenues) were principal shareholders of the Company. For the years ended June 30, 2004 and 2003, revenues from HES represented 28.6% and 56.5% respectively, of the Company's total revenues. The Company believes that these transactions were on terms and conditions at least as favorable as would have been obtained with unrelated third parties. The Company terminated these arrangements effective June 30, 2004. The entire balance was subsequently collected as of October 31, 2004.


         We believe that all of the transactions discussed above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. A majority of our board of directors will approve all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRINCIPAL MARKET OR MARKETS

Our common stock is not listed on any exchange and there is no public trading market for the common stock, and there has been no market.

APPROXIMATE NUMBER OF COMMON STOCK HOLDERS

As of November 15, 2004, we had 63,354,217 shares of common stock outstanding, held by 144 shareholders.

STOCK OPTION PLAN

         In April 2004, we adopted the 2004 Stock Option Plan, referred to as the 2004 Plan. The 2004 Plan will expire in April 2014, unless terminated earlier by our board of directors at their discretion. The 2004 Plan provides for the grant of options to purchase shares of our common stock, including:

         o incentive stock options, as defined by Section 422 of the Internal Revenue Code, that may be granted solely to employees, including officers;

         o non-qualified stock options, being stock options other than incentive stock options, that may be granted to employees, including officers; and

         o non-employee directors and individuals with whom we have consulting agreements.

         SHARE RESERVE. We authorized the issuance of 10,000,000 shares of our common stock pursuant to the 2004 Plan. As of November 15, 2004, we have not granted any options under the 2004 Plan. Shares subject to awards under the 2004 Plan that have expired or otherwise terminated without having been exercised in full again become available for the grant of awards under the 2004 Plan. Shares issued under the 2004 Plan may be previously unissued shares or reacquired shares of common stock.

         AWARDS. Stock options may be granted under the 2004 Plan to our employees, non-employee directors and individuals with whom we have consulting agreements. The stock options granted will be either incentive stock options or non-qualified stock options.

         An incentive stock option is a stock option that has met the requirements of Section 422 of the Internal Revenue Code and, except as set forth below, must be granted with an exercise price of at least 100% of the fair market value at the date of grant. Under current U.S. tax laws, no taxable income is recognized by an optionee upon the grant or exercise of an incentive stock option. If no disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of the shares to the optionee, then upon the optionee's resale of the shares, any amount realized in excess of the option exercise price will be treated as long-term capital gain and any loss sustained will be long-term capital loss. If the shares are disposed of before either of the holding periods described above, there has been a disqualifying disposition, and the difference between the exercise price and the fair market value of the shares on the exercise date will be taxed at ordinary income rates. The difference between the fair market value on date of exercise and the exercise price is an item of adjustment for purposes of the alternative minimum tax unless there is a disqualifying disposition in the year of exercise.

         Under current U.S. tax laws, incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option, and, prior to our stock being publicly traded, no non-qualified stock option, may be granted to any person, who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of our company or any affiliate, unless the following conditions are satisfied:

         o the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

         o the term of any incentive stock option award must not exceed five years from the date of grant.

         A non-qualified stock option is a stock option not intended to qualify as an incentive stock option. Under current U.S. tax laws, no taxable income is recognized by an optionee on the date of grant. An optionee generally will recognize ordinary income on the date of exercise equal to the difference between exercise price and the fair market value of the shares on the date of exercise. If the optionee is also an employee at the time of grant, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required. Generally, non-qualified options may be transferred without consideration to members of the optionee's family, to trusts for the benefit of such family members, to partnerships in which such family members are the only partners and to charities.

         PLAN ADMINISTRATION. The 2004 Plan is administered by our board of directors. Our board of directors interprets all questions relating to the 2004 Plan and its decisions are final and binding on all participants. Any determination by a majority of the members of the board of directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole board of directors. Under the 2004 Plan, the board of directors may, at any time or from time to time, appoint a committee of at least two members of the board of directors and delegate to the committee the authority of the board of directors to administer the 2004 Plan. Upon such appointment and delegation, such committee shall have all the powers, privileges and duties of the board of directors, and shall be substituted for the board of directors, in the administration of the 2004 Plan, subject to certain limitations.

         TERM OF AWARDS. In general, the term of stock options granted under the 2004 Plan is ten years. In the event an awardee's service relationship with us ends, other than upon the awardee's death or disability, the award may be exercised within a period of 90 days following termination, provided that the award has already vested. If the awardee's termination of service is for cause, such period will not exceed thirty days. Any award not already vested, or not exercised within these periods shall terminate. If the awardee dies, any vested award may be exercised within the time period specified in the award agreement, being at least six months, or if no time is specified, twelve months.

         PAYMENT OF EXERCISE PRICE. Awardees may pay the exercise price of their awards, if any, as determined by the compensation committee, and acceptable consideration includes cash, checks, and promissory notes. Generally, an option holder may not transfer a stock option to any entity other than a spouse or descendants or to a trust, or other entity owned by such a trust, for the primary benefit of the option holder, his spouse and/or his descendants.

         OPTION ADJUSTMENTS. The aggregate number and class of shares as to which options may be granted under the 2004 Plan, the number and class shares covered by each outstanding option and the exercise price per share of each outstanding option (but not the total price), and all such options, shall each be proportionately adjusted for any increase decrease in the number of issued common stock resulting from split-up, spin-off or consolidation of shares or any like capital adjustment or the payment of any stock dividend. Generally, any option granted shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation. However, the optionee shall have the right immediately prior to any such transaction to exercise his or her option in whole or in part.

         ADDITIONAL PROVISIONS. The board of directors may, in their sole discretion, include additional provisions in any option or award granted or made under the 2001 Plan that are not inconsistent with the 2004 Plan or applicable law. The board of directors may also, in its sole discretion, accelerate or extend the date or dates on which all or any particular award or awards granted under the 2004 Plan may be exercised.

         The following table provides a information regarding all equity compensation plans as of November 15, 2004, that provide for the award of securities or grant of options, warrants or rights to purchase securities of the Company to employees or any other person in accordance with our 2004 Stock Option Plan. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category                         (A)                  (B)                    (C)
                                      Number of            Weighted-Average       Number of Securities
                                      Securities to be     exercise price of      remaining available for
                                      issued on exercise   outstanding options,   future issuance under
                                      of outstanding       warrants and rights    compensation plans
                                      options, warrant                            (excluding those
                                      and rights                                  securities reflected in
                                                                                  column A)
    Equity Compensation Plans
         Approved by Security
                      Holders               -0-                      -                10,000,000

    Equity Compensation Plans
     Not Approved by Security
                      Holders               -0-                      -                       -0-

                        Total               -0-                      -                10,000,000

                             EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

         All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

DIRECTORS' COMPENSATION

         We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

EXECUTIVE COMPENSATION

         Set forth below is the aggregate compensation for services rendered in all capacities to us during our fiscal years ended June 30, 2002, 2003 and 2004 by our executive officers. None of our executive officers have been compensated in excess of $100,000.

                                                SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
NAME AND PRINCIPAL                               ANNUAL COMPENSATION TABLE                   COMPENSATION AWARDS
                                                 -------------------------                   -------------------

                                                                                            SECURITIES UNDERLYING
POSITION                     YEAR          SALARY             BONUS          OTHER              OPTIONS/SARS
--------                     ----          ------             -----          -----              ------------
Charles D. Newman            2004        $20,000                -              -                      -
Chairman, Chief Executive    2003             -                 -              -                      -
Officer and Executive        2002             -                 -              -                      -
President

David H. Weaver, Ph.D.       2004        $10,000                -              -                      -
Chief Financial Officer      2003             -                 -              -                      -
and Director                 2002             -                 -              -                      -

Joseph S. Keats Chief        2004             -                 -         42,669.93                   -
Operating Officer, Vice      2003             -                 -              -                      -
President of Business        2002             -                 -              -                      -
Development and Director(1)

H. John Stalcup, Ph.D.       2004        $50,000                -              -                      -
our President and Chief      2003             -                 -              -                      -
Academic Officer of the      2002             -                 -              -                      -
College, and Director

Michael I. Goldberg          2004             -                 -              -                      -
                             2003             -                 -              -                      -
                             2002             -                 -              -                      -

Harry S. Rosenthal           2004             -                 -              -                      -
                             2003             -                 -              -                      -
                             2002             -                 -              -                      -


(1) A consulting company, Technology Exchange, Inc. owned by Joseph S. Keats was paid $35,000 in 2004 and $7,669.93 in reimbursed out of pocket expenses.

         Other than as described below under "Employment Agreements", we have not granted any stock options to the named executive officers.

EMPLOYMENT AGREEMENTS

         On February 26, 2004, the Company and H. John Stalcup entered into an employment agreement whereby H. John Stalcup would serve as the President and Chief Academic Officer of the College. The employment agreement was amended on September 12, 2004. Pursuant to the employment agreement, as amended, Mr. Stalcup is shall receive the following compensation:

         (i) For the period beginning on February 26, 2004 and ending on August 31, 2004, Mr. Stalcup's salary shall be equivalent to seventy five thousand dollars ($75,000) per year. For the period beginning on September 1, 2004 and ending on the termination of the Agreement, Mr. Stalcup's salary shall be equivalent to one hundred thousand dollars ($100,000) per year.

         (ii) In addition, beginning on September 1, 2004, Mr. Stalcup may be entitled to a quarterly cash bonus of up to twenty five thousand dollars ($25,000) (not to exceed one hundred thousand dollars ($100,000) per year)(the "CASH BONUS"), as determined on a quarter by quarter basis, if Mr. Stalcup and/or the Company achieves certain quarterly objectives as agreed to in writing by and between the Board of Directors of the Company and Stalcup.

         (iii) Furthermore, for each of the next three (3) fiscal years of the Company (commencing with the year ending in 2005), Mr. Stalcup may be entitled to an option to purchase three hundred thirty three thousand (333,000) shares of common stock of the Company for the achievement of certain objectives as agreed to in writing by and between the Board of Directors of the Company and Mr. Stalcup. The exercise price with respect to any option granted pursuant to the employment agreement shall be the fair market value of the common stock underlying such option on the date such option was granted.

The employment agreement will terminate on June 30, 2007 unless renewed by the Company no later than May 31, 2006.

         SHARES ELIGIBLE FOR FUTURE SALE.

         Upon completion of the offering, we will have 63,354,217 shares of common stock outstanding. A current shareholder who is an "affiliate" of the Company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, will be required to comply with the resale limitations of Rule 144.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one (1) year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four (4) calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two (2) years, would be entitled under Rule 144(k) to sell such shares without regard to any volume limitations under Rule 144.

         The sale, or availability for sale, of substantial amounts of common stock could, in the future, adversely affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning the company.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for the Company by Cohen & Czarnik LLP, 641 Lexington Avenue, 19th Floor, New York, New York 10022.

                    SECURITIES ACT INDEMNIFICATION DISCLOSURE

         Our By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling persons in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                                     EXPERTS

         The financial statements of the Company as of June 30, 2004 and 2003, included in this prospectus have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

                                 TRANSFER AGENT

         Our transfer agent is American Stock Transfer & Trust Company.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         There have been no changes in and/or disagreements with Marcum & Kliegman, LLP, our independent registered public accountants, on accounting and financial disclosure matters.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Sonoma College, Inc. and Subsidiary                                       Page

A.       Report of Registered Public Accounting Firm ...............       F-2

B.       Consolidated Balance Sheets as of June 30, 2004 and 2003...       F-3

C.       Consolidated Statements of Operations for the years ended         F-5
         June 30, 2004 and 2003.....................................

D.       Consolidated Statements of Stockholders Equity                    F-6
         for the years ended June 30, 2004 and 2003.................

E.       Consolidated Statements of Cash Flows for the years ended         F-7
         June 30, 2004 and 2003.....................................

F.       Notes to Consolidated Financial Statements.................    F-9-F-23

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sonoma College, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Sonoma College, Inc. and Subsidiary (the "Company") as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonoma College, Inc. and Subsidiary at June 30, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Marcum & Kliegman L.P.

New York, New York
November 12, 2004

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                                     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                     ASSETS
                                     ------

                                                                 June 30,
                                                         -----------------------
                                                            2004         2003
                                                         ----------   ----------

CURRENT ASSETS
  Cash and cash equivalents                              $  346,218   $   23,600
  Accounts receivable, net of allowance for doubtful
  accounts of $70,838 and  60,000, respectively             219,289      218,205
  Program receivable - related party                        116,000      122,000
  Prepaid expenses and other current assets                  25,523           --
                                                         ----------   ----------

Total Current Assets                                        707,030      363,805

PROPERTY AND EQUIPMENT, NET                                  73,240       40,015

INTANGIBLE ASSETS, NET                                      158,289       52,921

SECURITY DEPOSITS                                            10,531           --
                                                         ----------   ----------

        TOTAL ASSETS                                     $  949,090   $  456,741
                                                         ==========   ==========


                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                                     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                June 30,
                                                         -----------------------
                                                            2004         2003
                                                         ----------   ----------

CURRENT LIABILITIES
  Accounts payable and accrued expenses                  $  162,984   $  164,498
  Accrued legal settlement                                       --       47,500
  Unearned tuition                                          235,267      130,485
  Advanced tuition                                           30,181       25,158
  Due to stockholder                                             --       22,110
  Capital lease obligations, current portion                 19,598        8,954
                                                         ----------   ----------

        Total Current Liabilities                           448,030      398,705

CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION              20,344       18,057
                                                         ----------   ----------

TOTAL LIABILITIES                                           468,374      416,762
                                                         ----------   ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $0.0001 par value;  250,000,000 shares
  authorized;  62,468,801 and 51,370,134 shares issued
  and outstanding, respectively authorized; 62,468,801
  and 51,370,134 sharess issued and outstanding,
  respectively                                                6,246        5,137
  Additional paid-in capital                                794,893           --
  (Accumulated deficit) retained earnings                  (200,990)      34,842
  Stock subscription receivable                             (75,000)          --
  Deferred consulting fees                                  (44,433)          --
                                                         ----------   ----------

        TOTAL STOCKHOLDERS' EQUITY                          480,716       39,979
                                                         ----------   ----------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  949,090   $  456,741
                                                         ==========   ==========




                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                       For the Years Ended
                                                             June 30,
                                                   ----------------------------
                                                       2004             2003
                                                   -----------      -----------

REVENUES
  Tuition and fee income                           $   886,871      $ 1,133,298
  Program revenue - related party                      731,500          454,804
                                                   -----------      -----------

                                                     1,618,371        1,588,102
                                                   -----------      -----------

OPERATING EXPENSES
  Instructional costs                                  696,397          674,999
  Sales and marketing                                  383,510           87,670
  General and administration (including
    compensatory stock issuance of
    $15,567 in 2004)                                   728,087          639,993
  Depreciation and amortization                         39,791           17,641
  Legal settlement                                          --          108,962
                                                   -----------      -----------

        TOTAL OPERATING EXPENSES                     1,847,785        1,529,265
                                                   -----------      -----------

        OPERATING (LOSS) INCOME                       (229,414)          58,837
                                                   -----------      -----------

OTHER EXPENSES
  Interest expense                                      (6,418)          (6,102)

        NET (LOSS) INCOME BEFORE PROVISION
          FOR INCOME TAXES                            (235,832)          52,735

PROVISION FOR INCOME TAXES                                  --           13,700
                                                   -----------      -----------

        NET (LOSS) INCOME                          $  (235,832)     $    39,035
                                                   -----------      -----------

NET (LOSS) INCOME PER COMMON SHARE - BASIC
  AND DILUTED                                      $        --      $        --
                                                   -----------      -----------

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES - BASIC AND DILUTED                        53,007,956       51,370,134
                                                   -----------      -----------


                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      For the years ended June 30, 2003 and 2004
--------------------------------------------------------------------------------

                                                                                  Retained
                                                                     Additional   Earnings      Stock       Deferred       Total
                                                  Common Stock        Paid-in   (Accumulated  Subscription Consulting  Stockholders'
                                               Shares       Amount    Capital     Deficit)    Receivable      Fees         Equity
                                            =====================================================================================
BALANCE - July 1 2002                        51,370,134    $  5,137   $      --   $  (4,193)   $     --     $      --    $     944

  Net income                                         --          --          --      39,035          --            --       39,035
                                            -----------    --------   ---------   ---------    --------     ---------    ---------

BALANCE - June 30, 2003                      51,370,134       5,137          --      34,842          --            --       39,979

  Common stock granted to consultants
    for financial services                    2,744,500         274      59,726                                60,000
  Issuance of common stock in
    connections with private placement,
    net of $20,000 in costs                   7,604,167         760     699,240                 (75,000)                   625,000
  Issuance of stock options for curricula                                30,000                                             30,000
  Capital contribution  by stockholder                                    6,002                                              6,002
  Issuance of shares in acquisition
    of subsidiary                               750,000          75         (75)                                                --
  Amortization of deferred consulting
    fees                                                                                                      (15,567)     (15,567)
  Net loss                                           --          --          --    (235,832)         --            --     (235,832)
                                            -----------    --------   ---------   ---------    --------     ---------    ---------

BALANCE - June 30, 2004                      62,468,801    $  6,246   $ 794,893   $(200,990)   $(75,000)    $ (44,433)   $ 480,716
                                            ===========    ========   =========   =========    ========     =========    =========


                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                          For the Years Ended
                                                                June 30,
                                                        -----------------------
                                                           2004         2003
                                                        ----------   ----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income                                     $ (235,832)  $   39,035
  Adjustments to reconcile net (loss) income to
   net cash used in operating activities:
    Depreciation and amortization                           39,791       17,641
    Provision for bad debts                                 10,838          376
    Amortization of deferred consulting fees                15,567           --
  Changes in operating assets and liabilities:
    Accounts receivable                                    (11,922)     (57,250)
    Program receivable - related party                       6,000       23,096
    Prepaid expenses and other current assets              (25,523)      17,700
    Security deposit                                       (10,531)      26,668
    Accounts payable and accrued expenses                   (1,513)     (37,182)
    Accrued legal settlement                               (47,500)      47,500
    Unearned tuition                                       104,782        2,576
    Advanced tuition                                         5,022      (73,243)
                                                        ----------   ----------

       NET CASH (USED) PROVIDED BY OPERATING ACTIVITIES   (150,821)       6,917
                                                        ----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of intangibles assets                          (92,956)     (36,360)
  Purchases of property and equipment                      (30,093)          --
                                                        ----------   ----------

        NET CASH USED IN INVESTING ACTIVITIES             (123,049)     (36,360)
                                                        ----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds of private placement, net of issuance costs     625,000           --
  (Payments to) advances from stockholders                 (16,108)       5,527
  Principal payments on capital lease obligations          (12,404)      (7,436)
                                                        ----------   ----------

        NET CASH PROVIDED BY (USED IN)
          FINANCING ACTIVITIES                          $  596,488   $   (1,909)
                                                        ----------   ----------


                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

--------------------------------------------------------------------------------


                                                          For the Years Ended
                                                                June 30,
                                                        -----------------------
                                                           2004         2003
                                                        ----------   ----------

  NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                    $  322,619   $  (31,352)

CASH AND CASH EQUIVALENTS - Beginning                      (23,900)      54,952
                                                        ----------   ----------

CASH AND CASH EQUIVALENTS - Ending                      $  346,218   $   23,600
                                                        ==========   ==========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the years for:

    Interest                                            $    6,418   $      272
    Income Taxes                                        $      120   $      995

  Non-cash investing and financing activities:

    Purchase of equipment through capital
      lease obligations                                 $   25,335   $       --
    Acquisition of intangible assets through
      issuance of stock options                         $   30,000   $       --
    Common stock subscribed                             $   75,000   $       --
    Capital contribution by stockholder                 $    6,002   $       --


                                 SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 1 - ORGANIZATION AND BUSINESS

      Sonoma College, Inc. (the "Company") is a private post-secondary institution incorporated in the State of California on November 24, 1992. On December 29, 2003 the Company amended its Articles of Incorporation to change its name from Western Institute of Science and Health to its current name.

      The Company, which has campuses in Petaluma, California and San Francisco, California, is an education and career preparation college that offers students associate degrees, diplomas or certificates in allied healthcare, administration of justice and homeland security fields. Revenues generated from the Company's schools consist primarily of tuition and fees paid by students. To pay for a substantial portion of their tuition, the majority of students rely on funds received from federal financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended ("HEA").

      The Company is nationally accredited by the Accrediting Bureau of Health Education Schools (ABHES), an accrediting agency recognized by the United States Department of Education ("DOE"), as is approved by the higher education division of the California Bureau of Private Post-Secondary Education ("BPPVE").


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements of the Company include the accounts of the Company and its 85% owned subsidiary, MW Asia, Inc., after elimination of intercompany accounts and transactions.

      BASIS OF ACCOUNTING

      The Company maintains its financial records on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles. The effect of this is to recognize income when earned and expenses when incurred.

      CASH AND CASH EQUIVALENTS

      For the purpose of the statement of cash flows, the Company considers any highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

      CONCENTRATION OF RISK

      CASH

      The Company typically maintains its cash balances at one banking institution. The balances are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $ 100,000 of deposits per institution. As of June 30, 2004, $ 316,854 of funds was on deposit at one bank, which exceeded the FDIC insured limit by $ 216,854.

      ACCOUNTS RECEIVABLE

      A substantial portion of accounts receivable is collected through the student's participation in federally funded financial aid programs. Transfers of funds from the financial aid programs to the Company are made in accordance with the U.S. Department of Education ("DOE") requirements. Approximately 67.4%, and 64.4% of the Company's tuition revenues, on a cash basis, was collected from funds distributed under Title IV Programs of the HEA for the years ended June 30, 2004 and 2003, respectively, excluding Program Revenue. The financial aid and assistance programs are subject to political and budgetary considerations. There is no assurance that such funding will be maintained at current levels. Extensive and complex regulations govern the financial assistance programs in which the Company's students participate. The Company's administration of these programs is periodically reviewed by various regulatory agencies. Any regulatory violation could be the basis for the initiation of potential adverse actions including a suspension, limitation or termination proceeding, which could have a material effect to the Company.

      Accounts receivable are tuition amounts due from currently enrolled students and includes amounts due to them from various government funded programs.

      Bad debts are  provided on the  allowance  method  based on an estimate of
      outstanding   accounts   receivable   which   management   feels   may  be
      uncollectible.

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost and depreciated on a straight-line basis over the following estimated useful:

      Equipment, office and laboratory                                 5-7 years
      Furniture and equipment                                            7 years
      Computer software                                                  3 years
      Leasehold improvements    Shorter of life of lease or economic useful life
      Library assets                                                     3 years

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

      PROPERTY AND EQUIPMENT, continued

      Repair and maintenance costs are charged directly to expense as incurred. Purchases of items, which will benefit future periods, are capitalized. When assets are disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is taken to earnings.

      LONG-LIVED ASSETS

      The Company evaluates the recoverability of its long-lived assets in accordance with Financial Accounting Standards Board ("FASB") SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires the recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company assesses the recoverability of its long-lived assets whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to support the net book value of such assets. If undiscounted cash flows are not sufficient to support the recorded assets, impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed. At June 30, 2004, the Company's review of long-lived assets showed no indication of loss or impairment. Accordingly, no impairment loss was recorded in 2004 or 2003.

      INTANGIBLE ASSETS

      Intangible assets consist of course curricula. Course curricula represent the cost of acquiring such curriculum and are amortized using the straight-line method over 5 years. Amortization of curriculum is included in depreciation and amortization expenses.

      INCOME TAXES

      The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected impact of differences between the financial statements and the tax basis of assets and liabilities and for the expected future tax benefits to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

      USE OF ESTIMATES

      The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions. Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses. Actual results could differ from estimated amounts.

      EARNINGS (LOSS) PER SHARE

      Basic net earnings (loss) per share are calculated based on the weighted average number of common shares outstanding for each year. For the year ended June 30, 2004, potentially dilutive options would have been antidilutive. For the year ended June 30, 2003 no potentially dilutable options or warrants were outstanding therefore the basic and fully diluted shares and the earnings per share are the same. Dilutive securities in the form of stock options may be issuable in the future to the Company's President and Chief Academic Officer, pursuant to the employment agreement entered into on February 26, 2004 (see Note5). Since no common stock purchase options or warrants are outstanding or any security potentially convertible into common stock, the basic and fully diluted shares are the same for calculating earnings (loss) per share.

      REVENUE RECOGNITION AND UNEARNED TUITION

      Revenues consist primarily of tuition and fees. Revenue from tuition and fees are recognized pro-rata (on a straight-line basis) over the relevant period attended by the student of the applicable course or program. If a student withdraws from a course or program, the paid but unearned portion of the student's tuition is refunded. Refunds are calculated and paid in accordance with applicable federal, state and institutional refund policies. Unearned tuition represents the portion of tuition payments received but not earned and is reflected as a current liability in the accompanying consolidated balance sheets as such amount is expected to be earned within the next year. Advanced tuitions receipts of funds received from students related to courses or programs that have not yet commenced. If a student does not commence the related course or program, the full amount is refunded. Program revenue is derived from the company offering distance learning programs in allied health filled utilizing material curriculum, the internet platform, accreditation, faculty and course related materials. Revenues are recognized over the period of service and are generally invoiced on a monthly basis.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

      ADVERTISING AND PROMOTION

      Advertising and promotion costs are expensed as incurred. Such expenses for the years ended June 30, 2004 and 2003 approximated $ 247,700 and $32,100, respectively.

      STOCK-BASED COMPENSATION

      Effective April 28, 2004, the Company adopted its 2004 Stock Option Plan. To date, no options have been issued under the Plan. In accordance with SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" which amends SFAS No. 123, Accounting for Stock-Based Compensation," the Company has elected to follow the intrinsic value method in accounting for any future stock-based employee compensation arrangements as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees", and FASB Interpretation NO. ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation" under the Plan. No compensation expense will be recognized for options that may be granted to employees, as all options granted under those plans will have an exercise price equal to the market value of the underlying common stock on the date of grant.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statement of financial position for current assets and current liabilities qualifying as financial instruments is a reasonable estimate of fair value.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 3 - PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                                                  June 30,
                                                           ---------------------
                                                             2004         2003
                                                           --------     --------
      Equipment                                            $121,074     $ 89,961
      Furniture and Fixtures                                 34,360       24,862
      Computer Software                                       6,642        2,602
      Leasehold Improvements                                 10,777           --
      Library                                                 6,054        6,054
                                                           --------     --------
                                                            178,907      123,479
      Less: accumulated depreciation and amortization       105,667       83,464
                                                           --------     --------

                                                           $ 73,240     $ 40,015
                                                           ========     ========

      Depreciation  and  amortization   expense  associated  with  property  and
      equipment was $22,203 and $17,641 for the years ended June 30, 2004 and 2003, respectively.

      Equipment includes assets acquired under capitalized leases with a cost of $68,858 and $43,523 respectively and corresponding accumulated amortization and amortization of $33,001 and $21,762, as of June 30, 2004 and 2003, respectively.

      Amortization of equipment held under capital leases is included in depreciation expense.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 4 - INTANGIBLE ASSETS, NET, continued

      Intangible assets consists of the following:

                                                                 June 30,
                                                          ----------------------
                                                             2004         2003
                                                          ---------      -------
                      Intangible assets, curricula        $175,877       $52,921
                      Accumulated amortization              17,588             -
                                                          --------       -------

                                Total                     $158,289       $52,921
                                                          ========       =======

      Amortization expense associated with intangible assets was $17,588 and $0 for the years ended June 30, 2004 and 2003, respectively.

      Information related to other intangible assets is as follows:

                                                                 June 30,
                                                          ----------------------
                                                             2004         2003
                                                          ---------      -------

           Balance - Beginning of Year                    $  52,921      $16,561

           Amounts capitalized                              122,956       36,360

           Amortization                                     (17,588)           -
                                                          ---------      -------

           Balance - End of Year                          $ 158,289      $52,921
                                                          =========      =======

      The weighted average amortization period of intangible assets acquired during the year ended June 30, 2004 is 5 years and has no residual value.


      Estimated future amortization expense by fiscal year is as follow:

                      2005                                               $35,176
                      2006                                               $35,176
                      2007                                               $35,176
                      2008                                               $35,176
                      2009                                               $17,585

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 5 - COMMITMENTS AND CONTINGENCIES

      OFFICE LEASE AGREEMENTS

      The Company conducts its Petaluma operation in facilities that are under a long-term non-cancelable sublease with the University of Northern California as the sublessor. The sublease expires December 31, 2007. At June 30, 2004 the future minimum payments due under the non-cancelable operating sublease are as follows:

                                             Minimum Lease
               Year Ending June 30,             Payments
            -------------------------------------------------
                        2005                    $188,417
                        2006                     229,484
                        2007                     232,863
                        2008                     117,980
                                                --------

                                                $768,744
                                                ========

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 5 - COMMITMENTS AND CONTINGENCIES, continued

      FACILITIES LEASE AGREEMENTS, continued

      The Petaluma branch is currently operating on a month-to-month lease, with a 60-day advance notice cancellation provision. The monthly rental payment for the Petaluma branch is $8,438 effective June 15, 2004.

      Rent expense for each of the two years ended June 30, 2004 and 2003 approximated $211,365 and $249,366, respectively.

      CAPITAL LEASES

      The Company has entered into leases with terms ranging from 2 to 3 years and carrying effective interest rates between 13.5% and 17.5%. The future minimum rental payment and principal payments due under non-cancelable capital leases are:


                                             Minimum Lease
               Year Ending June 30,             Payments
            -------------------------------------------------
                        2005                    $25,820
                        2006                     18,200
                        2007                      4,905
                                                -------
                                                 48,925
                   Less: interest                 8,983
                                                -------

                        Total                    39,942
                   Less: current portion         19,598
                                                -------
                         non-current portion    $20,344
                                                =======

      EMPLOYMENT AGREEMENT

      On February 26, 2004, and amended on September 12, 2004, the Company entered into an employment agreement with its President and Chief Academic Officer, which will terminate on June 30, 2007, unless renewed by the Company no later than May 31, 2006.

      Pursuant to the employment agreement, as amended, he is entitled to receive the following compensation:

      (i) For the period beginning on February 26, 2004 and ending on August 31, 2004, compensation at the rate of $75,000 per annum; for the period beginning on September 1, 2004 and ending on the termination of the Agreement, $100,000 per annum.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


      (ii) Beginning on September 1, 2004, he may be entitled to a quarterly cash bonus of up to $25,000 as determined on a quarter by quarter basis, if he and/or the Company achieves certain quarterly objectives as agreed to in writing by and between the Board of Directors of the Company and he. These objectives have not been defined, and,

      (iii) For each of the three fiscal years commencing with the year ending June 30, 2005, he may be entitled to an option (under its 2004 Stock Option Plan) to purchase three hundred thirty three thousand (333,000) shares of common stock of the Company for the achievement of certain objectives as agreed to in writing by and between the Board of Directors of the Company and the President. The exercise price with respect to any option granted pursuant to this provision of the employment agreement shall be the fair market value of the common stock underlying such option on the date of grant of the option.

      PROGRAM REVIEW AUDITS AND COMPLIANCE

      As a condition to participating in the various grant and loan programs, the Company is subject to various program review audits conducted by the financial aid provider and an independent auditor. The results of these audits sometimes lead to assessments for non-compliance and the Company must make restitution. For the years through June 30,2004, no events of noncompliance have been asserted. Based upon the Company's experience, no accruals for potential assessments for the years ended June 30, 2004 and 2003 were required.


NOTE 6 - INCOME TAXES

      Components of the provision for income taxes are as follows:

                                          For the Years Ended June 30,
                                          ----------------------------
                                             2004                2003
                                          ----------           -------
               Current:
                 State                    $       --           $ 5,500

               Deferred:
                 Federal                          --             8,200
                                          ----------           -------

                                          $       --           $13,700
                                          ==========           =======

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 6 - INCOME TAXES

      A reconciliation of the federal statutory income tax rate to the Company's effective tax rate as reported is as follows:

                                                           June 30,
                                                    --------------------
                                                      2004          2003
                                                    ------        ------

      Taxes at federal statutory rate                (34.0)%        34.0%
      State and local income taxes
        (benefit), net of federal benefit               --          10.4
      Effect of tax brackets                            --         (19.0)
      Permanent differences                             --           0.6
      Increase in the valuation allowance
        against deferred tax assets                   34.0            --
                                                    ------        ------

                Effective income tax rate                0%         26.0%
                                                    ======        ======

      As of June 30, 2004 and 2003, the Company has Federal net operating loss carryforwards of $15,000 expiring in 2022 and $219,200 expiring in 2024 available to offset future taxable income.

      The Company has net operating loss carryforwards of $296,500 available to offset state income taxes payable from 2022 through 2024.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


      Significant components of the Company's deferred tax assets at June 30, 2004 and 2003 are as follows:

                                                      June 30,
                                               ---------------------
                                                  2004        2003
                                               ---------    --------
           Deferred tax assets:
             Allowance for doubtful accounts   $  28,300    $ 24,000
             Non-deductible accruals               4,000       5,400
             Net operating loss carryforwards     98,000      10,400
             Property and equipment                3,500       3,500
                                               ---------    --------
                                                 133,800      43,300
           Less:  valuation allowance           (133,800)    (43,300)
                                               ---------    --------

           Net deferred tax assets             $      --    $     --
                                               =========    ========

      The Company has recorded a full valuation allowance against its deferred tax assets at June 30, 2004 and 2003, except that $8,200 has been utilized to offset its 2003 current tax liability, since management believes that based upon current available objective evidence it is not more likely than not that the deferred tax asset will be realized.

      The valuation allowance for deferred tax assets increased by approximately $90,500 and decreased by $7,700 for the years ended June 30, 2004 and 2003, respectively.


NOTE 7 - STOCKHOLDERS' EQUITY

      CORPORATE RECAPITALIZATION

      On April 20, 2004, the Company amended its Articles of Incorporation to modify the total number of common shares authorized to 250,000,000 common shares par value $.0001 from the original 7,500 no par value common shares authorized. Effective April 28, 2004, the Board of Directors and stockholders approved a 102,740.268 to one common stock split, which resulted in an increase from 500 common shares to 51,370,134 common shares outstanding in the accompanying consolidated financial statements. The increase in authorized shares and the common stock split have been given retroactive effect in the accompanying consolidated financial statements for all periods presented.

      PRIVATE PLACEMENT

      In April 2004, the Company commenced a private placement of shares of its common stock to accredited investors pursuant to Regulation D and in compliance with the exemption set forth in Section 4(2) of the Securities Act of 1933. Units, consisting of 312,500 shares of the Company's common stock at $.096 per share, were offered for sale at a price of $30,000 per Unit. As of June 30, 2004, the Company had accepted subscriptions for an aggregate of 7,500,000 shares for total gross proceeds of $710,000, of which $625,000 was received by June 30, 2004 and subscriptions for 781,250 shares for $75,000 were outstanding.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 7 - STOCKHOLDERS' EQUITY, continued

      PURCHASE OF MW ASIA, INC.

      On April 22, 2004, the Company entered into a Stock Purchase Agreement with the majority stockholder of MW Asia Inc. and acquired 4,250,000 of the 5,000,000 shares outstanding of MW Asia for $15,000. Effective September 21, 2004, Sonoma College Acquisition, Inc., a newly formed wholly owned subsidiary of the Company, and MW Asia, Inc., a Nevada Corporation, entered into an Agreement and Plan of Merger pursuant to which the Company issued 750,000 shares of its common stock in exchange for the remaining 750,000 shares of MW Asia common shares held by 56 minority stockholders of MW Asia. The Company then merged MW Asia, Inc. into Sonoma College Acquisition, Inc. The merger was consummated in contemplation of a reverse merger with the surviving company being MW Asia, Inc. as certain of its securities were publicly tradable. The plans for a reverse merger were subsequently abandoned by management. This transaction was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

      On February 9, 2004, in connection with the MW Asia transaction, the Company entered into an 18 month financial consulting services agreement with a Group, for which it agreed to issue 2,744,500 of its common shares, valued in the agreement at $60,000. This amount is being amortized as consulting expense ratably over the period of the agreement in the accompanying financial statements for the year ended June 30, 2004. In the year ended June 30, 2004, $15,567 has been amortized to expense as compensatory element of stock compensation. The Group was responsible for introducing the MW Asia transaction and will consult with management on acquisitions, financing and strategic planning

      STOCK OPTION PLAN

      On April 28, 2004, the Company adopted its 2004 Stock Option Plan under which it may grant qualified and nonqualified options to purchase up to 10,000,000 shares of common stock to employees and consultants. Qualified options shall be exercisable for a period of up to ten years from the date of the grant at no less than the fair value of the common stock on the date of grant. The term of such options shall be five years from the date of grant for stockholders who own more than ten percent of the voting power of all classes of stock of the Company at the date of grant, and shall be exercisable for no less than 110% of fair value on the date of grant for such holders. As of September 20, 2004, no options have been granted under the Plan, although certain options may be issuable pursuant to an employment agreement (see Note 5).

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 8 - RELATED PARTY TRANSACTIONS

      On February 26, 2004, as amended on September 12, 2004. The Company and Homeland Safety Training, Inc., a company which is majority owned by the President, Academic Dean, and Director of the Company, entered into an Assignment of Rights and Exclusive License and Assumption of Obligations and Sale of Certain Assets Agreement in connection with the license of certain intellectual property consisting of course content and related copyrights. These intangibles relate to material to develop a First Responder textbook and software, medical illustrations and photographic content intended for use in first response instruction and medical procedures. The fair value of the stock purchase option estimated using the Black-Scholes fair value based method approximates $30,000 and is being amortized over a useful life of five years. Pursuant to the agreement, as amended, the Company granted Homeland Safety Training, Inc. an option to purchase 400,000 shares of common stock of the Company at an exercise price of twenty-five cents ($0.25) per share. The option may be exercised during the period beginning on June 30, 2006 and ending on June 30, 2011.

      For each of the years ending June 30, 2004 and June 30, 2003, the Company has entered into an annual agreements with Higher Education Services, LLC ("HES"), a company owned by the Chief Executive Officer and Chief
      Financial Officer of the Company, in developing distance education programs to be offered online in massage therapy, allied health and homeland security. The Company's responsibilities included writing mutually selected courses, placing the courses on the Internet, providing an electronic platform, obtaining necessary accreditations, teaching the courses to live students and program maintenance. During all periods reported herein, the members of HES (program revenues) were principal shareholders of the Company. For the years ended June 30, 2004 and 2003, revenues from HES represented 28.6% and 56.5% respectively, of the Company's total revenues. The Company terminated these arrangements effective June 30, 2004. The entire balance was subsequently collected as of October 31, 2004.

Note 9 - LITIGATION SETTLEMENT

      In August 2003, the Company settled an action brought by an employee against the Company based on an allegation of discrimination. The accrued settlement amount of $47,500 was included in Operating Expense for the year ended June 30, 2003, and Accounts Payable and Accrued Expenses at June 30, 2003. The total legal settlement expenses including legal expenses, incurred relating to this action for the year ended June 30, 2003 amounted to $108,962.

                                             SONOMA COLLEGE, INC. AND SUBSIDIARY

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For the Years Ended June 30, 2004 and 2003
--------------------------------------------------------------------------------


NOTE 10. -  SUBSEQUENT EVENT

      A. CONSORTIUM AGREEMENT

      On August 3, 2004, the Company and Casa Loma College, Inc. ("Casa"), a California Corporation, entered into an academic consortium agreement whereby select Sonoma programs will be operated at Casa's campuses and select Casa programs will be operated at the Company's campuses in the form of "satellite programs". The stated initial focus will be on providing the Company's MRI Technology Program at campuses owned and/or operated by Casa. Student tuition and fees payable in connection with a Satellite Program shall be shared as mutually agreed between the parties for any program. With respect to the MRI program, the agreement stipulates 60% of tuition and fees will be earned by the Company and 40% by Casa. The agreement has an initial two-year term, which will renew for successive two-year terms unless notice of cancellation is given by either party to the other within 90 days of the expiration of any term. The agreement also provides that during its term and for a three-year period thereafter, Casa will not directly or indirectly compete with the Company in the MRI technology academic/education marketplace.

      B. PRIVATE PLACEMENT

      In connection with the Private Placement described in Note 7, new subscriptions for 885,416 shares for $85,000 were received in the period July 1, 2004 through November 5, 2004.

================================================================================


You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.





                                6,187,272 SHARES

                              SONOMA COLLEGE, INC.

                                  COMMON STOCK





                     --------------------------------------

                                   PROSPECTUS

                     --------------------------------------








                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to delivering a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                NOVEMBER 22, 2004

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under California law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of the Company. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. Pursuant to California law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

         (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;

         (b) unlawful distributions; or

         (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

         Our Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of the Company, absent a finding of negligence or misconduct in office.

         Our Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth our estimates of the expenses to be incurred by it in connection with the common stock being offered hereby:

               SEC Registration Fee..........................................
               Printing registration statement and other documents*..........
               Legal fees and expenses*......................................
               Accounting fees and expenses*.................................
               Miscellaneous expenses*.......................................
               Total expenses*...............................................

--------------------
*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         Set forth below is information regarding the issuance and sales of our securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

                  o On April 28, 2004, the shareholders and the Board of Directors authorized and effected a 102,740.268-for-one forward stock split.

                  o In October 2004, we issued 7,604,167 shares of our common stock at a purchase price of $0.096 per share to 33 investors. These transactions were exempt from registration pursuant to Regulation D of the Securities Act of 1933.

                  o (What about the initial transaction, $15,000 and Greenberg group etc -see financial statement footnote) On September 1, 2004, we issued 750,000 shares of our common stock to 56 shareholders of MW Asia, Inc., a Nevada corporation, pursuant to the terms of a Merger Agreement by and between, MW Asia, Inc., Sonoma College Acquisition, Inc., a wholly owned subsidiary of the Company, and the Company wherein MW Asia, Inc. was merged into Sonoma College Acquisition, Inc. The merger was consummated in contemplation of a reverse merger with the surviving company being MW Asia, Inc. as certain of its securities were publicly tradable. These plans were subsequently abandoned by management. This transaction was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.

ITEM 27. EXHIBITS.

   Exhibit           Description of Exhibit
   Number            ----------------------
   ------

      3.1         Certificate of Incorporation

      3.2         By-laws

      3.3         Amendment to the Certificate of Incorporation

      3.4         Second Amendment to the Certificate of Incorporation

      4.1         Specimen common stock certificate*

      4.2         2004 Stock Option Plan

      5.1         Opinion of Cohen & Czarnik*

      10.1        Petaluma, California Lease Agreement

      10.2        Petaluma, California  Lease Amendment

      10.3        San Francisco, California Lease Agreement

      10.4        Consortium Agreement with Casa Loma College

      10.5        Stalcup Employment Agreement

      10.6 Assignment of Rights and Exclusive License And Assumption of Obligations and Sale of Certain Assets Agreement with Homeland Safety Training, Inc.

      10.7        Amendment to Stalcup Employment Agreement

      21.1        Subsidiaries

   Exhibit           Description of Exhibit
   Number            ----------------------
   ------

      23.1        Consent of auditor.

      23.2        Consent of Cohen & Czarnik (included in Exhibit 5.1 hereof)

      24.1 Power of attorney (included in the signature page of Part II of this registration statement)

-----------------------------

   *     To be filed by amendment.

ITEM 28. UNDERTAKINGS.

         We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
                  Section 13(a) or 15(d) of the Securities Act, that is incorporated by reference in the registration statement, shall be deemed to be anew registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to Item 15 of the registration statement, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Company certifies that we have reasonable grounds to believe that we meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, United States of America on November 22, 2004.

                                                    SONOMA COLLEGE, INC.

Date:  November 22, 2004                            By: /s/ Charles D. Newman
                                                        ------------------------
                                                        Charles D. Newman.
                                                        Chairman of the Board,
                                                        Chief Executive Officer
                                                        and Executive President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Charles D. Newman                 Chairman of the Board, Chief              November 22, 2004
---------------------                 Executive Officer and Executive
Charles D. Newman.                    President (Principal Executive
                                      Officer and Principal Accounting and
                                      Financial Officer)



/s/ David H. Weaver, Ph.D.            Chief Financial Officer and Director      November 22, 2004
--------------------------
David H. Weaver, Ph.D.


/s/ Joseph S. Keats                   Chief Operating Officer, Vice             November 22, 2004
-------------------                   President of Business Development
Joseph S. Keats                       and Director



/s/ H. John Stalcup, Ph.D.            President and Chief Academic Officer      November 22, 2004
--------------------------            of the College and Director
H. John Stalcup, Ph.D.


/s/ Michael I. Goldberg               Director                                  November 22, 2004
-----------------------
Michael I. Goldberg


/s/ Harry S. Rosenthal                Director                                  November 22, 2004
----------------------
Harry S. Rosenthal

EXHIBIT INDEX

   Exhibit           Description of Exhibit
   Number            ----------------------
   ------

      3.1         Certificate of Incorporation

      3.2         By-laws

      3.3         Amendment to the Certificate of Incorporation

      3.4         Second Amendment to the Certificate of Incorporation

      4.1         Specimen common stock certificate*

      4.2         2004 Stock Option Plan

      5.1         Opinion of Cohen & Czarnik*

      10.1        Petaluma, California Lease Agreement

      10.2        Petaluma, California  Lease Amendment

      10.3        San Francisco, California Lease Agreement

      10.4        Consortium Agreement with Casa Loma College

      10.5        Stalcup Employment Agreement

      10.6 Assignment of Rights and Exclusive License And Assumption of Obligations and Sale of Certain Assets Agreement with Homeland Safety Training, Inc.

      10.7        Amendment to Stalcup Employment Agreement

      21.1        Subsidiaries

      23.1        Consent of auditor.

      23.2        Consent of Cohen & Czarnik (included in Exhibit 5.1 hereof)

      24.1 Power of attorney (included in the signature page of Part II of this registration statement)

-----------------------------

   *     To be filed by amendment.